As filed with the Securities and Exchange Commission on December 29, 2008
Investment Company Act File No. 811-10171

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM N-2
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	|X|
Amendment No. 10 (Check appropriate box or boxes.)

Master Senior Floating Rate LLC (Exact Name Of Registrant As Specified In Charter)

100 Bellevue Parkway Wilmington, Delaware 19809 (Address of Principal Executive Offices)

1-800-441-7762 (Registrant’s Telephone Number, Including Area Code)

Donald C. Burke Master Senior Floating Rate LLC 100 Bellevue Parkway Wilmington, Delaware 19809 (Name and Address of Agent for Service)

Copies to:
Michael Hoffman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036	Howard B. Surloff, Esq. BlackRock Advisors, LLC 100 Bellevue Parkway Wilmington, Delaware 19809

EXPLANATORY NOTE

This Registration Statement on Form N-2 has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand alone document.

Master Senior Floating Rate LLC (the “Master LLC”) is part of a master-feeder structure (as described below). This Registration Statement should be read in conjunction with (a) Post-Effective Amendment No. 2 of the Registration Statement on Form N-2 (Securities Act File No. 333-147825 and Investment Company Act File No. 811-5870) of BlackRock Senior Floating Rate Fund, Inc. (the “BlackRock Senior Floating Rate Fund”), as filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2008, and as amended from time to time (the “BlackRock Senior Floating Rate Fund Registration Statement”), and (b) Post-Effective Amendment No. 1 of the Registration Statement on Form N-2 (Securities Act File No. 333-148407 and Investment Company Act File No. 811-09229) of BlackRock Senior Floating Rate Fund II, Inc. (the “BlackRock Senior Floating Rate Fund II” and, together with the BlackRock Senior Floating Rate Fund, the “Funds”), as filed with the Commission on December 29, 2008, and as amended from time to time (the “BlackRock Senior Floating Rate Fund II Registration Statement”). The BlackRock Senior Floating Rate Fund Registration Statement includes the prospectus of the BlackRock Senior Floating Rate Fund and the BlackRock Senior Floating Rate Fund II Registration Statement includes the prospectus of the BlackRock Senior Floating Rate Fund II.

The Master LLC is part of a “master-feeder” structure. The Funds and any other feeder fund that may invest in the Master LLC are referred to herein as “Feeder Funds.” The Feeder Funds invest all of their respective assets in interests in the Master LLC. Currently, the Funds are the only Feeder Funds that invest in the Master LLC. The Funds have substantially the same objectives and strategies as the Master LLC. All portfolio investments are made at the Master LLC level.

PART A December 29, 2008

MASTER SENIOR FLOATING RATE LLC
Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A, and Items 25.2.h, 25.2.l, 25.2.n and 25.2.o of Part C have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2. No reference is made to inapplicable Items pursuant to Rule 495(c) under the 1933 Act.

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Item 3.1. Fee Table.

Amount
Shareholder Transaction Expenses:
Maximum Sales Load (as a percentage of offering price)	None
Annual Expenses (as a percentage of net assets attributable to interests):
Investment Advisory Fees	0.95%
Interest Payments on Borrowed Funds (a)	None
Other Expenses (b)(c)	0.09%

Total Annual Expenses	1.04%

(a)	Typically the Master LLC will borrow only when sufficient cash is otherwise unavailable to satisfy a Feeder Fund’s tender offers. See “Item 10” — pages 26-27.
(b)	BlackRock Advisors, LLC (the “Investment Adviser”) or its affiliates provide certain accounting services to the Master LLC and the Master LLC reimburses the Investment Adviser or its affiliates for such services.
(c)	Includes Acquired Fund Fees and Expenses of the Master LLC, which are less than 0.01%.

Example	1 year	3 years	5 years	10 years
An investor would pay the following expenses on a $1,000 investment, assuming (1) total annual expenses of 1.04%, (2) a 5% annual return throughout the periods; and (3) tender at the end of the period.	$11	$33	$57	$127
An investor would pay the following expenses on a $1,000 investment assuming no tender at the end of the period.	$11	$33	$57	$127

The example above (the “Example”) is intended to assist investors in understanding the costs and expenses that an interestholder in the Master LLC will bear directly or indirectly. The Example should not be considered a representation of past or future expenses or annual rates of return, and actual expenses or annual rates of return may be more or less than those assumed for purposes of the Example. Each Feeder Fund pays its operating expenses. The effects of these expenses are reflected in each Feeder Fund’s net asset value or dividends and are not directly charged to the interestholder’s account.

Item 8. General Description of the Registrant.

1. General:

The Master LLC is a continuously offered, non-diversified, closed-end management investment company. The Master LLC was organized on May 9, 2000 as a statutory trust under the laws of the State of Delaware and has registered under the 1940 Act. On June 15, 2007, the Master LLC converted to a Delaware limited liability company and changed its name to Master Senior Floating Rate LLC. Interests in the Master LLC are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Regulation D under the 1933 Act. Investments in the Master LLC may be made only by investment companies or certain other entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This registration statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

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2. Investment Objective and Policies: Outlined below are the main strategies the Master LLC uses in seeking to achieve its objective.

The Master LLC’s investment objective is to provide as high a level of current income and such preservation of capital as is consistent with investment in senior collateralized corporate loans (“corporate loans”) made to U.S. or non-U.S. borrowers that meet the credit standards established by the Master LLC’s Investment Adviser. It is anticipated that the corporate loans will pay interest at rates that float at a margin above a generally recognized base lending rate such as the prime rate of a designated U.S. bank, or which adjust periodically at a margin above the Certificate of Deposit (“CD”) rate or the London InterBank Offered Rate (“LIBOR”). This is a fundamental policy of the Master LLC and may not be changed without a vote of a majority of the outstanding voting securities of the Master LLC. There can be no assurances that the investment objective of the Master LLC will be realized.

     Corporate Loans. The Master LLC invests primarily in corporate loans that are direct obligations of a borrower undertaken to finance the growth of the borrower’s business or a capital restructuring. A significant portion of such corporate loans are highly leveraged loans such as leveraged buy-out loans, leveraged recapitalization loans and other types of acquisition loans.

Corporate loans generally are issued in the form of syndication loans, but include as well floating rate notes, credit-linked notes, credit linked deposit accounts, structured notes, trust certificates or other derivative or synthetic instruments with credit and pricing terms that are, in the opinion of the Investment Adviser, consistent with investment in senior collateralized corporate loans.

Floating or Variable Rate Corporate Loans. Under normal circumstances, the Master LLC will invest at least 80% of an aggregate of (i) its net assets (including any proceeds from the issuance of preferred stock) and (ii) the proceeds of any outstanding borrowings for investment purposes in corporate loans that have floating or variable interest rates that pay interest at rates that adjust whenever a specified interest rate changes and/or that reset on predetermined dates (such as the last day of the month or a calendar quarter). Under normal market conditions, at least 65% of the total assets of the Master LLC will be invested in floating or variable rate loans made to corporate borrowers. Corporate loans to other than corporate borrowers are not counted for purposes of the 65% test, but are counted for purposes of the 80% test.

The rate of interest payable on floating or variable rate corporate loans is established as the sum of a base lending rate plus a specified margin. These base lending rates generally are the Prime Rate of a designated US bank, LIBOR, the CD rate or another base lending rate used by commercial lenders. The interest rate on Prime Rate-based corporate loans floats daily as the Prime Rate changes, while the interest rate on LIBOR-based and CD-based corporate loans is reset periodically, typically every one, two, three or six months. Certain of the floating or variable rate corporate loans in which the Master LLC invests permit the borrower to select an interest rate reset period of up to one year. A portion of the Master LLC’s portfolio may be invested in corporate

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loans with interest rates that are fixed for the term of the loan. Investment in corporate loans with longer interest rate reset periods or fixed interest rates may increase fluctuations in the Master LLC’s net asset value as a result of changes in interest rates. However, the Master LLC attempts, although it is not obligated, to hedge all of its fixed rate corporate loans against fluctuations in interest rates by entering into interest rate swap transactions. The Master LLC attempts to maintain a portfolio of corporate loans that have a dollar weighted average period to the next interest rate adjustment of no more than 90 days.

Credit Quality. The Master LLC invests in a corporate loan only if, in the Investment Adviser’s judgment, the borrower can meet debt service on such loan. The Investment Adviser performs its own credit analysis of each borrower. Since the minimum debt rating of a borrower may not have a meaningful relationship to the quality of such borrower’s senior collateralized debt, the Master LLC does not impose any minimum standard regarding the rating of other debt instruments of the borrower. The Master LLC may invest without limitation and generally intends to invest a substantial portion of its assets in corporate loans rated below investment grade by established rating agencies (e.g., rated below BBB by Standard & Poor’s (“S&P”) or Baa by Moody’s Investors Service, Inc. (“Moody’s”)) or which are unrated but of similar credit quality.

In addition, the Investment Adviser will consider other factors deemed by it to be appropriate to the analysis of the borrower and the corporate loan. Such factors include financial ratios of the borrower such as pre-tax interest coverage, leverage ratios, the ratio of cash flows to total debt and the ratio of tangible assets to debt. In its analysis of these factors, the Investment Adviser also will be influenced by the nature of the industry in which the borrower is engaged, the nature of the borrower’s assets and the Investment Adviser’s assessments of the general quality of the borrower.

The primary consideration in selecting such corporate loans for investment by the Master LLC is the creditworthiness of the borrower. The Investment Adviser performs its own independent credit analysis of the borrower in addition to utilizing information prepared and supplied by the agent bank, co-lender or participant (each defined below) from whom the Master LLC purchases its interest in a corporate loan. The Investment Adviser’s analysis continues on an ongoing basis for any corporate loans in which the Master LLC has invested. Although the Investment Adviser uses due care in making such analysis, there can be no assurance that such analysis will disclose factors that may impair the value of the corporate loan.

Corporate loans made in connection with highly leveraged transactions are subject to greater credit risks than other corporate loans in which the Master LLC may invest. These credit risks include a greater possibility of default or bankruptcy of the borrower and the assertion that the pledging of collateral to secure the loan constituted a fraudulent conveyance or preferential transfer which can be nullified or subordinated to the rights of other creditors of the borrower under applicable law.

The secondary market for trading of corporate loans continues to develop and mature. One of the effects of a more active and liquid secondary market, however, is that a corporate loan may trade at a premium or discount to the principal amount, or par value, of the loan. There are many factors that influence the market value of a corporate loan, including technical factors relating to the operation of the loan market, supply and demand conditions, market perceptions about the credit quality or financial condition of the borrower, or more general market perceptions about the industry in which the borrower operates. The Master LLC participates in this secondary market for corporate loans, purchasing and selling loans that may trade at a premium or discount to the par value of the loan. The Master LLC may invest in corporate loans that trade at a discount to the principal amount of the loan (“discount loans”); provided, that the investment is made on the basis of the loan’s current yield, and not on the basis of the loan’s potential for capital appreciation. In addition, at the time of the Master LLC’s investment in the discount loan, the borrower cannot be in payment default on the loan or subject to bankruptcy or insolvency proceedings, and the borrower must, in the Investment Adviser’s judgment, be able to continue to meet debt service on the loan. The investment in the discount loan must also be consistent with the investment criteria and credit standards applied by the Investment Adviser to loans purchased at par value.

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The Master LLC does not have a policy with regard to minimum ratings for corporate loans in which it may invest. Investments in corporate loans are based primarily on the Investment Adviser’s independent credit analyses of a particular borrower. Moreover, the Investment Adviser does not regard the ratings of other publicly held securities of a borrower to be relevant to its investment considerations.

The corporate loans in which the Master LLC invests, in many instances, hold the most senior position in the capitalization structure of the borrower, and, in any case, in the judgment of the Investment Adviser, are in the category of senior debt of the borrower. A senior position in the borrower’s capital structure generally gives the holder of a senior loan a claim on some or all of the borrower’s assets that is senior to that of any subordinated debt, preferred stock and common stock of the same borrower in the event the borrower defaults or becomes bankrupt. Other than with respect to the 20% of the Master LLC’s assets that can be invested in unsecured loans, the corporate loans in which the Master LLC invests are secured by collateral that the Investment Adviser believes has a market value, at the time of the Master LLC’s investment in the corporate loan, that equals or exceeds the principal amount of the corporate loan and any other indebtedness of the borrower secured by the same collateral. The Investment Adviser will value the collateral by methods that may include reference to a borrower’s financial statements, an independent appraiser, comparison to market comparables or by obtaining the market value of such collateral if it is readily ascertainable. In the event of a default, however, the ability of the lender to have access to the collateral may be limited by bankruptcy and other insolvency laws.

The value of the collateral may decline below the amount of the corporate loan subsequent to the Master LLC’s investment in the loan. Under certain circumstances, the collateral is released with the consent of the agent bank and co-lenders or pursuant to the terms of the underlying credit agreement with the borrower. There is no assurance that the liquidation of the collateral will satisfy the borrower’s obligation in the event of nonpayment of scheduled interest or principal, or that the collateral could be readily liquidated. As a result, the Master LLC might not receive payments to which it is entitled and thereby may experience a decline in the value of the investment and, possibly, the Master LLC’s net asset value.

In the case of highly leveraged loans, a borrower generally is required to pledge collateral that may include (i) working capital assets, such as accounts receivable and inventory, (ii) tangible fixed assets, such as real property, buildings and equipment, (iii) intangible assets, such as trademarks, copyrights and patent rights and/or (iv) security interests in securities of subsidiaries or affiliates. Collateral also may include guarantees or other credit support by subsidiaries or affiliates. In some cases, the only collateral for the corporate loan is the stock of the borrower and/or its subsidiaries and affiliates. To the extent such a corporate loan is secured by stock of the borrower and/or its subsidiaries and affiliates, such stock may lose all of its value in the event of a bankruptcy or insolvency of the borrower. In the case of corporate loans to privately held companies, the companies’ owners may provide additional credit support in the form of guarantees and/or pledges of other securities that they own.

In the case of project finance loans, the borrower is generally a special purpose entity that pledges undeveloped land and other non-income producing assets as collateral and obtains construction completion guaranties from third parties, such as the project sponsor. Project finance credit facilities typically provide for payment of interest from escrowed funds during a scheduled construction period, and for the pledge of current and fixed assets after the project is constructed and becomes operational. During the construction period, however, the lenders bear the risk that the project will not be constructed in a timely manner, or will exhaust project funds prior to completion. In such an event, the lenders may need to take legal action to enforce the completion guaranties, or may need to lend more money to the project on less favorable financing terms, or may need to liquidate the undeveloped project assets. There can be no assurance in any of such cases that the lenders will recover all of their invested capital.

Unsecured Loans and Short Term Investments. Generally the Master LLC invests at least 80% of its assets in senior collateralized corporate loans. The remainder of the Master LLC’s assets may be invested in unsecured senior loans. The Master LLC also may invest in cash or in secured or unsecured short term debt obligations. Short term

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debt obligations in which the Master LLC invests are rated investment grade (i.e., within the four highest rating categories assigned by a nationally recognized rating service) or, if not rated, are determined to be of comparable quality by the Investment Adviser. Obligations rated in the fourth highest rating category may include obligations considered to have certain speculative characteristics.

     Portfolio Maturity or Duration. The Master LLC has no restrictions on portfolio maturity or duration, but it is anticipated that a majority of the corporate loans in which it invests will have stated maturities ranging from three to ten years. However, such corporate loans usually require, in addition to scheduled payments of interest and principal, the prepayment of the corporate loan from excess cash flow and may permit the borrower to prepay at its election. The degree to which borrowers prepay corporate loans, whether as a contractual requirement or at their election, may be affected by general business conditions, the financial condition of the borrower and competitive conditions among lenders, among other factors. Accordingly, prepayments cannot be predicted with accuracy. Upon a prepayment, the Master LLC may receive both a prepayment fee from the prepaying borrower and a facility fee on the purchase of a new corporate loan with the proceeds from the prepayment of the former. Such fees may mitigate any adverse impact on the yield of the Master LLC’s portfolio which may arise as a result of prepayments and the reinvestment of such proceeds in corporate loans bearing lower interest rates. As a result of prepayments however, the average life of the corporate loans is expected to be in the two to three year range.

Foreign and Domestic Borrowers. The Master LLC may invest in corporate loans that are made to US or non-U.S. borrowers, provided that the loans are US dollar-denominated or otherwise provide for payment in US dollars, and any such borrower meets the credit standards established by the Investment Adviser for US borrowers. The Master LLC similarly may invest in corporate loans made to US borrowers with significant non-dollar denominated revenues, provided that the loans are US dollar-denominated or otherwise provide for payment to the Master LLC in US dollars. In all cases where the corporate loans are not denominated in US dollars, the corporate loan facility will provide for payments to the lenders, including the Master LLC, in US dollars pursuant to foreign currency swap arrangements or the Master LLC will otherwise attempt to hedge the currency exposure itself utilizing forward contracts, swaps or other methods. Loans to such non-U.S. borrowers or US borrowers may involve risks not typically involved in domestic investment, including fluctuation in foreign exchange rates, future foreign political and economic developments, and the possible imposition of exchange controls or other foreign or US governmental laws or restrictions applicable to such loans. With respect to certain foreign countries, there is the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments which could affect the Master LLC’s investments in those countries. Moreover, individual foreign economies may differ favorably or unfavorably from the US economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payment position. In addition, information with respect to non-U.S. borrowers may differ from that available with respect to US borrowers, since foreign companies are not generally subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to US borrowers.

Loans to non-U.S. borrowers or to US borrowers with significant non-U.S. dollar-denominated revenues may provide for conversion of all or part of the loan from a US dollar-denominated obligation into a foreign currency obligation at the option of the borrower. The Master LLC may invest in corporate loans that were converted into non-U.S. dollar-denominated obligations only when the corporate loan facility provides for payments to the lenders in US dollars pursuant to foreign currency swap arrangements or if the Master LLC otherwise attempts to hedge the foreign currency exposure itself utilizing forward currency contracts, swaps or other methods. Foreign currency swaps involve the exchange by the lenders, including the Master LLC, with another party (the “counterparty”) of the right to receive the currency in which the loan is denominated for the right to receive US dollars. The Master LLC will enter into a transaction subject to a foreign currency swap only if, at the time of entering into such swap, the outstanding debt obligations of the counterparty are investment grade (i.e., rated BBB or A-3 or higher by S&P or Baa or Prime-3 or higher by Moody’s, or determined to be of comparable quality in the judgment of the Investment Adviser). The amounts of US dollar payments to be received by the lenders and the foreign currency payments to be received by the counterparty are fixed at the time the swap arrangement is entered into. Accordingly, the swap protects the Master LLC from fluctuations in exchange rates and locks in the right to receive payments under the loan in a predetermined amount of US dollars. If there is a default by the counterparty, the Master LLC will have contractual remedies pursuant to the swap arrangements; however, the US dollar value of

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the Master LLC’s right to foreign currency payments under the loan will be subject to fluctuations in the applicable exchange rate to the extent that a replacement swap arrangement is unavailable or the Master LLC is unable to recover damages from the defaulting counterparty. If the borrower defaults on or prepays the underlying corporate loan, the Master LLC may be required pursuant to the swap arrangements to compensate the counterparty to the extent of fluctuations in exchange rates adverse to the counterparty. In the event of such a default or prepayment, an amount of cash or liquid securities having an aggregate net asset value at least equal to the amount of compensation that must be paid to the counterparty pursuant to the swap arrangements will be maintained in a segregated account by the Master LLC’s custodian.

Participation Interests. A corporate loan in which the Master LLC may invest typically is originated, negotiated and structured by a syndicate of lenders (“co-lenders”) consisting of commercial banks, thrift institutions, insurance companies, finance companies, investment banking firms, securities brokerage houses or other financial institutions or institutional investors, one or more of which administers the loan on behalf of the syndicate (the “agent bank”). Co-lenders may sell corporate loans to third parties called “participants.” The Master LLC invests in a corporate loan either by participating as a co-lender at the time the loan is originated or by buying a participation or assignment interest in the corporate loan from a co-lender or a participant (collectively, “participation interests”). Co-lenders and participants interposed between the Master LLC and a borrower, together with agent banks, are referred to herein as “intermediate participants.”

     If the Master LLC purchases an assignment, the Master LLC typically accepts all of the rights of the intermediate participants in the corporate loan, including the right to receive payments of principal and interest and other amounts directly from the borrower and to enforce its rights as a lender directly against the borrower and assumes all of the obligations of the intermediate participants, including any obligations to make future advances to the borrower. As a result, therefore, the Master LLC has the status of a co-lender. In some cases, the rights and obligations acquired by a purchaser of an assignment, may differ from, and be more limited than, the rights and obligations of the assigning lender. The Master LLC also may purchase a participation in a portion of the rights of an intermediate participant in a corporate loan by means of a participation agreement with such intermediate participant. A participation in the rights of an intermediate participant is similar to an assignment in that the intermediate participant transfers to the Master LLC all or a portion of an interest in a corporate loan. Unlike an assignment, however, a participation does not establish any direct relationship between the Master LLC and the borrower. In such a case, the Master LLC is required to rely on the intermediate participant that sold the participation not only for the enforcement of the Master LLC’s rights against the borrower but also for the receipt and processing of payments due to the Master LLC under the corporate loans. The Master LLC will not act as an agent bank, guarantor, sole negotiator or sole structuror with respect to a corporate loan.

     Because it may be necessary to assert through an intermediate participant such rights as may exist against the borrower, in the event the borrower fails to pay principal and interest when due, the Master LLC may be subject to delays, expenses and risks that are greater than those that would be involved if the Master LLC could enforce its rights directly against the borrower. Moreover, under the terms of a participation, the Master LLC may be regarded as a creditor of the intermediate participant (rather than of the borrower), so that the Master LLC may also be subject to the risk that the intermediate participant may become insolvent. Similar risks may arise with respect to the agent bank, as described below. Further, in the event of the bankruptcy or insolvency of the borrower, the obligation of the borrower to repay the corporate loan may be subject to certain defenses that can be asserted by such borrower as a result of improper conduct by the agent bank or intermediate participant. The Master LLC

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invests in corporate loans only if, at the time of investment, the outstanding debt obligations of the agent bank and any intermediate participant from whom the Master LLC purchases a participation pursuant to a participation agreement are investment grade (i.e., rated BBB or A-3 or higher by S&P or Baa or Prime-3 or higher by Moody’s or determined to be of comparable quality in the judgment of the Investment Adviser).

The Master LLC will concentrate its investments in the securities of issuers in the industry group consisting of financial institutions and their holding companies, including commercial banks, thrift institutions, insurance companies and finance companies solely because the issuer of a corporate loan may be deemed to include not only the borrower under a credit agreement, but also the agent bank and any intermediate participant as well. As a result, the Master LLC is subject to certain risks associated with such institutions. Banking and thrift institutions are subject to extensive governmental regulations which may limit both the amounts and types of loans and other financial commitments that such institutions may make and the interest rates and fees that such institutions may charge. The profitability of these institutions is largely dependent on the availability and cost of capital funds, and has shown significant recent fluctuation as a result of volatile interest rate levels.

In addition, general economic conditions are important to the operations of these institutions, with exposure to credit losses resulting from possible financial difficulties of borrowers potentially having an adverse effect. Insurance companies also are affected by economic and financial conditions and are subject to extensive government regulation, including rate regulation. The property and casualty industry is cyclical, being subject to dramatic swings in profitability which can be affected by natural catastrophes and other disasters. Individual companies may be exposed to material risks, including reserve inadequacy, latent health exposure and inability to collect from their reinsurance carriers. The financial services area is currently undergoing relatively rapid change as existing distinctions between financial service segments become less clear. In this regard, recent business combinations have included insurance, finance and securities brokerage under single ownership. Current market conditions have had a severe impact on the financial services industry as a whole. The prolonged continuation or further deterioration of current market conditions could adversely affect the value of the Master LLC’s portfolio. See “Risk Factors — Market Disruptions.”

In a typical corporate loan, the agent bank administers the terms of the credit agreement and is responsible for the collection of principal and interest and fee payments from the borrower and the apportionment of these payments to the credit of all lenders which are parties to the credit agreement. The Master LLC generally relies on the agent bank or a participant pursuant to a participation agreement to collect its portion of the payments on the corporate loan. Furthermore, the Master LLC generally relies on the agent bank to use appropriate creditor remedies against the borrower. Typically, under credit agreements, the agent bank is given broad discretion in enforcing the credit agreement, and is obligated to use only the same care it would use in the management of its own property. The borrower compensates the agent bank for these services. Such compensation may include special fees paid on structuring and funding the corporate loan and other fees paid on a continuing basis.

     In the event that an agent bank becomes insolvent, or has a receiver, conservator, or similar official appointed for it by the appropriate bank regulatory authority or becomes a debtor in a bankruptcy proceeding, assets held by the agent bank under the credit agreement should remain available to holders of corporate loans. If, however, assets held by the agent bank for the benefit of the Master LLC were determined by an appropriate regulatory authority or court to be subject to the claims of the agent bank’s general or secured creditors, the Master LLC might incur certain costs and delays in realizing payment on a corporate loan or suffer a loss of principal and/or interest. In situations involving participants under participation agreements similar risks may arise, as described above.

     The Master LLC may have certain obligations pursuant to a credit agreement, which may include the obligation to make future advances to the borrower in connection with revolving credit facilities or delayed draw term loans in certain circumstances. The Master LLC currently intends to reserve against such contingent obligations by segregating sufficient investments in high quality, short term, liquid instruments. The Master LLC will not invest in corporate loans that would require the Master LLC to make any additional investments in connection with such future advances if such commitments would exceed 20% of the Master LLC’s total assets or would cause the Master LLC to fail to meet the diversification requirements described immediately below.

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Other Strategies. In addition to the main strategies discussed above, the Fund may use certain other investment strategies.

Hedging Techniques. The Master LLC may engage in certain interest rate hedging transactions, such as “swaps,” “caps” or “floors,” to reduce the Master LLC’s exposure to interest rate movements. The Master LLC also may invest in corporate loans that pay interest and principal in a currency other than US dollars if the loan arrangement also includes a foreign currency swap that entitles the Master LLC to receive payments in US dollars, or if the Master LLC attempts to hedge the foreign currency exposure itself utilizing forward contracts, swaps or other methods.

Borrowings by the Master LLC. The Master LLC may borrow money representing up to approximately 33 1/3%, or issue shares of preferred stock representing up to approximately 50%, of the Master LLC’s total assets immediately after such borrowing or issuance. There can be no assurance, however, that money will actually be borrowed or that preferred stock representing such percentage of the Master LLC’s capital will actually be issued. Borrowings by the Master LLC or the issuance of the preferred stock will result in leveraging of the common stock. The Master LLC at times may borrow from affiliates of the Investment Adviser, provided that the terms of such borrowings are no less favorable than those available from comparable sources of funds in the marketplace. Borrowings from an affiliate of the Investment Adviser will result in the payment of fees and interest on borrowed funds to the affiliate by the Master LLC.

Borrowings to Finance Tender Offers

The Master LLC may borrow money to finance the purchase of interests in the Master LLC equivalent in value to the value of the shares tendered to the Fund by its shareholders pursuant to tender offers.

The Master LLC, along with certain other investment companies advised by the Investment Adviser or its affiliates, has entered into a committed line of credit with a syndicate of banks and an administrative agent (the “Facility”). The Facility enables the Master LLC to borrow up to the lesser of (i) the maximum amount the Master LLC is permitted to borrow under applicable law and its investment restrictions or (ii) $500,000,000 less the aggregate principal amount outstanding for all borrowings by all of the borrowers under the Facility at an annual rate of interest equal to the higher of the (i) Federal funds rate plus the Applicable Margin and (ii) one month London Interbank Offered Rate (“LIBOR”) plus the Applicable Margin. Applicable Margin means the higher of (i) 1.50% and (ii) 50% of the CDX.NA.IG Series II Index for a 5-year period or any successor series as quoted by Markit Group Limited. Interest on borrowings that bear interest at the Federal funds rate or the one month LIBOR is calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest is payable in arrears on the last day of each calendar quarter and on the termination of the commitments. The Master LLC agrees to pay to the administrative agent for the account of the syndicate of banks a fee (the “Commitment Fee”) for the period from and including the date the Master LLC became a party to the Facility to but excluding the date of the expiration or other termination of the commitments, equal to 0.08% per annum of the Master LLC’s pro rata share of the unused portion of the commitments, payable quarterly in arrears. The Commitment Fee is calculated on the basis of a 360-day year for the actual number of days elapsed. Each loan must be repaid at the earlier of (i) 30 days from the borrowing date of such loan and (ii) the termination of the commitments. Borrowings under the Facility, if any, may be repaid with the proceeds of portfolio investments sold by the Master LLC subsequent to the expiration date of a tender offer. The Master LLC may borrow under the Facility to fund the repurchase of shares tendered in a tender offer and for other lawful purposes. The Facility terminates on November 18, 2009 or such other date as determined in accordance with the terms of the Facility. No other alternative financing arrangements have been made.

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The terms of the Facility may be modified by written agreement of all, or a specific number, of the parties thereto. The Facility requires the Master LLC to maintain an asset coverage ratio (defined as the ratio that the total assets of the Master LLC less (i) total liabilities of the Master LLC (other than any loans of the Master LLC under the Facility and any accrued interest thereon) and (ii) the value of assets of the Master LLC subject to liens bears to the aggregate amount of debt of the Master LLC) of not less than 3 to 1. During the term of the Facility, the Master LLC may not incur indebtedness except for indebtedness incurred under the Facility, in connection with portfolio investments and investment techniques permitted under the 1940 Act and consistent with the Master LLC’s investment objectives and policies stated herein and for overdrafts extended by the custodian. Additionally, during the term of the Facility, the Fund is restricted with respect to the declaration or payment of dividends and the repurchase of shares pursuant to tender offers. Pursuant to such agreement, as long as certain defaults have not occurred and are not continuing under the Facility, the Fund may (i) make its periodic dividend payments to shareholders in an amount not in excess of its net investment income (and net realized capital gains not previously distributed to shareholders) for such period, (ii) distribute each year all of its net investment income (including net realized capital gains) so that it will not be subject to tax under the Federal tax laws and (iii) repurchase its shares pursuant to tender offers.

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Repurchase Agreements. The Master LLC may enter into repurchase agreements with respect to its permitted investments but currently intends to do so only with member banks of the Federal Reserve System or with primary dealers in US Government securities. The Master LLC’s repurchase agreements will provide that the value of the collateral underlying the repurchase agreement will always be at least equal to the repurchase price, including any accrued interest earned on the repurchase agreement, and will be marked to market daily. The repurchase date usually is within seven days of the original purchase date. Repurchase agreements are deemed to be loans under the 1940 Act. In all cases, the Investment Adviser must be satisfied with the creditworthiness of the other party to the agreement before entering into a repurchase agreement. In the event of the bankruptcy (or other insolvency proceeding) of the other party in a repurchase agreement, the Master LLC might experience delays in recovering its cash. To the extent that, in the meantime, the value of the securities the Master LLC purchases may have declined, the Master LLC could experience a loss.

Securities Lending. The Master LLC may lend securities with a value not exceeding 33 1/3% of its total assets or the limit prescribed by applicable law to banks, brokers and other financial institutions. In return, the Master LLC receives collateral in cash or securities issued or guaranteed by the US Government which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The Master LLC maintains the ability to obtain the right to vote or consent on proxy proposals involving material events affecting securities loaned. The Master LLC receives the income on the loaned securities. Where the Master LLC receives securities as collateral, the Master LLC receives a fee for its loans from the borrower and does not receive the income on the collateral. Where the Master LLC receives cash collateral, it may invest such collateral and retain the amount earned, net of any amount rebated to the borrower. As a result, the Master LLC’s yield may increase. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within the standard time period for settlement of securities transactions. The Master LLC is obligated to return the collateral to the borrower at the termination of the loan. The Master LLC could suffer a loss in the event the Master LLC must return the cash collateral and there are losses on investments made with the cash collateral. In the event the borrower defaults on any of its obligations with respect to a securities loan, the Master LLC could suffer a loss where there are losses on investments made with the cash collateral or, where the value of the securities collateral falls below the market value of the borrowed securities. The Master LLC could also experience delays and costs in gaining access to the collateral. The Master LLC may pay reasonable finder’s, lending agent, administrative and custodial fees in connection with its loans. The Master LLC has received an exemptive order from the Commission permitting it to lend portfolio securities to affiliates of the Master LLC and to retain an affiliate of the Master LLC as lending agent. See “Portfolio Transactions.”

“When Issued” and “Delayed Delivery” Transactions. The Master LLC also may purchase and sell interests in corporate loans and other portfolio securities on a “when issued” and “delayed delivery” basis. No income accrues to the Master LLC on such interests or securities in connection with such transactions prior to the date the Master LLC actually takes delivery of such interests or securities. These transactions are subject to market fluctuation; the value of the interests in corporate loans and other portfolio debt securities at delivery may be more or less than their purchase price, and yields generally available on such interests or securities when delivery occurs may be higher than yields on the interests or securities obtained pursuant to such transactions. Because the Master LLC relies on the buyer or seller, as the case may be, to consummate the transaction, failure by

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the other party to complete the transaction may result in the Master LLC missing the opportunity of obtaining a price or yield considered to be advantageous. When the Master LLC is the buyer in such a transaction, however, it will segregate cash or liquid securities that have an aggregate value equal to the amount of such purchase commitments until payment is made. The Master LLC will make commitments to purchase such interest or securities on such basis only with the intention of actually acquiring these interests or securities, but the Master LLC may sell such interests or securities prior to the settlement date if such sale is considered to be advisable. To the extent the Master LLC engages in “when issued” and “delayed delivery” transactions, it will do so for the purpose of acquiring interests or securities for the Master LLC’s portfolio consistent with the Master LLC’s investment objective and policies and not for the purpose of investment leverage. No specific limitation exists as to the percentage of the Master LLC’s assets which may be used to acquire securities on a “when issued” or “delayed delivery” basis.

     Interest Rate Hedging Transactions. The Master LLC may hedge all or a portion of its portfolio investments against fluctuations in interest rates by entering into interest rate hedging transactions. While the Master LLC’s use of hedging strategies is intended to further the Master LLC’s investment objective, there can be no assurance that the Master LLC’s interest rate hedging transactions will be effective. Suitable hedging instruments may not be available on a timely basis and on acceptable terms. Furthermore, the Master LLC has no obligation to enter into interest rate hedging transactions and may only be engaged in interest rate hedging transactions from time to time and may not necessarily engage in hedging transactions when movement in interest rates occur.

Certain Federal income tax requirements applicable to the Feeder Funds may limit the Master LLC’s ability to engage in interest rate hedging transactions. Gains from transactions in interest rate hedges distributed to the Feeder Fund’s shareholders are taxable as ordinary income or, in certain circumstances, as long term capital gains.

The Master LLC expects to enter into interest rate hedging transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio or to protect against any increase in the price of securities the Master LLC anticipates purchasing at a later date. The Master LLC also attempts to enter into interest rate hedging transactions to hedge all of its fixed rate corporate loans against fluctuations in interest rates. The Master LLC may enter into interest rate hedges on either an asset-based or liability-based basis, depending on whether it is hedging its assets or its liabilities. Typically, the parties with which the Master LLC enters into interest rate hedging transactions are broker-dealers and other financial institutions.

The interest rate hedging transactions in which the Master LLC may engage include interest rate swaps involving the exchange by the Master LLC with another party of their respective commitments to pay or receive interest, such as an exchange of fixed rate payments for floating rate payments.

The Master LLC also may engage in interest rate hedging transactions by purchasing or selling interest rate caps or floors. The Master LLC will not sell interest rate caps or floors that it does not own.

Inasmuch as these interest rate hedging transactions are entered into for good faith hedging purposes, the Investment Adviser believes that such obligations do not constitute senior securities and, accordingly, will not treat them as being subject to its borrowing restrictions. The Master LLC usually enters into interest rate swaps on a net basis, i.e., the two payment streams are netted out, with the Master LLC receiving or paying, as the case may be, only the net amount of the two payments. The net amount of the excess, if any, of the Master LLC’s obligations over its entitlements with respect to each interest rate swap will be accrued on a daily basis, and the Master LLC will

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segregate an amount of cash or high grade liquid securities having an aggregate net asset value at least equal to the accrued excess. If the interest rate swap transaction is entered into on other than a net basis, the full amount of the Master LLC’s obligations will be accrued on a daily basis, and the full amount of the Master LLC’s obligations will be segregated. The Master LLC will not enter into any interest rate hedging transaction unless the Investment Adviser considers the credit quality of the unsecured senior debt or the claims-paying ability of the other party thereto to be investment grade. If there is a default by the other party to such a transaction, the Master LLC will have contractual remedies pursuant to the agreements related to the transaction but such remedies may be subject to bankruptcy and insolvency laws which could affect the Master LLC’s rights as a creditor. The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. As a result, the swap market has become relatively liquid in comparison with other similar instruments traded in the interbank market. Interest rate caps and floors are more recent innovations and they are less liquid than swaps. There can be no assurance, however, that the Master LLC will be able to enter into interest rate swaps or to purchase interest rate caps or floors at prices or on terms the Investment Adviser believes are advantageous to the Master LLC. In addition, although the terms of interest rate swaps, caps and floors may provide for termination, there can be no assurance the Master LLC will be able to terminate an interest rate swap or to sell or offset interest rate caps or floors that it has purchased.

     There is no limit on the amount of interest rate hedging transactions that may be entered into by the Master LLC. These transactions do not involve the delivery of securities or other underlying assets or principal. Accordingly, the risk of loss with respect to interest rate hedges is limited to the net amount of interest payments that the Master LLC is contractually obligated to make. If the corporate loan underlying an interest rate swap is prepaid and the Master LLC continues to be obligated to make payments to the other party to the swap, the Master LLC would have to make such payments from another source. If the other party to an interest rate swap defaults, the Master LLC’s risk of loss consists of the net amount of interest payments that the Master LLC contractually is entitled to receive. Since interest rate transactions are individually negotiated, the Investment Adviser expects to achieve an acceptable degree of correlation between the Master LLC’s rights to receive interest on participation interests and its rights and obligations to receive and pay interest pursuant to interest rate swaps.

Investment Restrictions

The following are fundamental investment restrictions of the Master LLC and, prior to issuance of any preferred stock, may not be changed without the approval of the holders of a majority of the Master LLC’s outstanding voting securities (which for this purpose and under the 1940 Act means the lesser of (i) 67% of the voting securities represented at a meeting at which more than 50% of the outstanding voting securities are represented or (ii) more than 50% of the outstanding voting securities). Subsequent to the issuance of a class of preferred stock, the following investment restrictions may not be changed without the approval of a majority of the outstanding voting securities and of the preferred stock, voting together as a class, and the approval of a majority of the outstanding shares of preferred stock, voting separately by class. Under the fundamental investment restrictions, the Master LLC may not:

1. Borrow money or issue senior securities, except as permitted by Section 18 of the 1940 Act.

2. Make investments for the purpose of exercising control or management.

3. Purchase securities of other investment companies, except in connection with a merger, consolidation, acquisition or reorganization, or by purchase in the open market of securities of closed-end investment companies where no underwriter’s or dealer’s commission or profit, other than customary broker’s commission, is involved and only if immediately thereafter not more than 10% of the Master LLC’s total assets would be invested in such securities.

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4. Purchase or sell real estate, commodities or commodity contracts; provided that the Master LLC may invest in securities secured by real estate or interests therein or issued by companies which invest in real estate or interests therein.

5. Underwrite securities of other issuers except insofar as the Master LLC may be deemed an underwriter under the 1933 Act in selling portfolio securities.

6. Make loans to other persons, except (i) to the extent that the Master LLC may be deemed to be making loans by purchasing corporate loans, as a co-lender or otherwise, and other debt securities and entering into repurchase agreements in accordance with its investment objective, policies and limitations and (ii) the Master LLC may lend its portfolio securities in an amount not in excess of 33 1/3% of its total assets, taken at market value, provided that such loans shall be made in accordance with the guidelines set forth in this Prospectus.

7. Invest more than 25% of its total assets in the securities of issuers in any one industry; provided that this limitation shall not apply with respect to obligations issued or guaranteed by the US Government or by its agencies or instrumentalities; and provided further that the Master LLC will invest more than 25% and may invest up to 100% of its assets in securities of issuers in the industry group consisting of financial institutions and their holding companies, including commercial banks, thrift institutions, insurance companies and finance companies. For purposes of this restriction, the term “issuer” includes the borrower, the agent bank and any intermediate participant (as defined under “General Description of the Registrant — Investment Objectives and Policies — Participation Interests”).

8. Purchase any securities on margin, except that the Master LLC may obtain such short term credit as may be necessary for the clearance of purchases and sales of portfolio securities.

9. Make short sales of securities or maintain a short position or invest in put, call, straddle or spread options.

Additional non-fundamental investment restrictions adopted by the Master LLC, which may be changed by the board of directors of the Master LLC (the “Board of Directors” or the “Board”, the member of which are “Directors”) without interest holder approval, provide that the Master LLC may not (i) mortgage, pledge, hypothecate or in any manner transfer, as security for indebtedness, any securities owned or held by the Master LLC except as may be necessary in connection with hedging techniques involving interest rate transactions, foreign currency swap transactions relating to non-U.S. dollar-denominated loans and permitted borrowings by the Master LLC or (ii) change its policy of investing, under normal circumstances, at least 80% of an aggregate of (a) its net assets (including any proceeds from the issuance of preferred stock) and (b) the proceeds of any outstanding borrowings for investment purposes in corporate loans that have floating or variable interest rates, unless the Funds and the Master LLC provide their shareholders with at least 60 days’ prior written notice of such change.

Except with respect to restriction (1), if a percentage restriction on the investment or use of assets set forth above is adhered to at the time a transaction is effected, later changes in percentage resulting from changing values will not be considered a violation.

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The Master LLC interprets its policies with respect to borrowing and lending to permit such activities as may be lawful for the Master LLC, to the full extent permitted by the 1940 Act or by exemption from such provisions pursuant to an exemptive order of the Commission.

The Master LLC is classified as a “non-diversified company” within the meaning of the 1940 Act, which means that the Master LLC is not limited by the 1940 Act in the proportion of its assets that it may invest in securities of a single issuer. However, the Master LLC’s investments will be limited so as to enable the Feeder Funds to qualify as “regulated investment companies” for purposes of the Federal tax laws. Among other requirements, the Master LLC will limit its investments so that, at the close of each quarter of the taxable year, (i) not more than 25% of the market value of the Master LLC’s total assets will be invested in the securities (other than US Government securities) of a single issuer or in “qualified publicly traded partnerships” as defined in the Internal Revenue Code of 1986, as amended and (ii) with respect to 50% of the market value of its total assets, not more than 5% of the market value of its total assets will be invested in the securities (other than US Government securities) of a single issuer and it will not hold more than 10% of the outstanding voting securities of such issuer. A fund that elects to be classified as “diversified” under the 1940 Act must satisfy the foregoing 5% requirement with respect to 75% of its total assets. To the extent that the Master LLC assumes large positions in the securities of a small number of issuers, the Master LLC’s net asset value may fluctuate to a greater extent than that of a diversified company as a result of changes in the financial condition or in the market’s assessment of the issuers.

     Investments in corporate loans or other privately placed securities may result in the Master LLC receiving material nonpublic information (“inside information”) concerning the borrower. Accordingly, the Master LLC has established certain procedures reasonably designed to prevent the unauthorized access, dissemination or use of such inside information. Receipt of inside information concerning a borrower may, under certain circumstances, prohibit the Master LLC, or other funds or accounts managed by the same portfolio managers, from trading in the public securities of the borrower. Conversely, the portfolio managers for the Master LLC may, under certain circumstances, decline to receive inside information made available by the borrower in order to allow the Master LLC, or other funds or accounts managed by the same portfolio managers, to continue to trade in the public securities of such borrower.

3. Risk Factors:

a. General.

Set forth below are the main risks of investing in the Master LLC:

     Liquidity of Shares. The Master LLC is designed primarily for long term investors and should not be considered a vehicle for trading purposes. Currently, there is no secondary market for interests in the Master LLC, and a secondary market is not expected to develop. To provide liquidity to shareholders, the Directors intend to consider making quarterly tender offers to repurchase interests in the Master LLC at net asset value. However, interests in the Master LLC are less liquid than shares of funds traded on a stock exchange, and shareholders who tender interests in the Master LLC held for less than one year will pay an early withdrawal charge. It is expected that the Master LLC will make a concurrent tender offer to each Feeder Fund to repurchase its interests in the Master LLC equivalent in value to the value of the common stock that each Feeder Fund is offering to repurchase, each time a Feeder Fund makes a tender offer for its shares of common stock. The Board of Directors is not obligated to authorize any tender offer, and there may be quarters in which no tender offer is made.

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Closed-end funds that do trade in a secondary market are subject to the risk that the net asset value of the shares may be higher than the market price, commonly referred to as “trading at a discount.” As long as there is no secondary market for the Master LLC’s shares, the Master LLC is not subject to this risk.

Non-payment. The corporate loans in which the Master LLC invests are subject to the risk of nonpayment of interest and principal. When a borrower fails to make scheduled interest or principal payments on a debt instrument, the value of the instrument, and hence the value of the Master LLC’s shares, may go down. While collateral may provide some protection against a decline in value of a loan due to a default, losses may not be completely covered by the liquidation or sale of collateral. To the extent the corporate loan is secured by stock of the borrower and/or its subsidiaries and affiliates, such stock may lose all of its value in the event of a bankruptcy or insolvency of the borrower.

The Master LLC may invest without limitation and generally intends to invest a substantial portion of its assets in corporate loans that are rated below investment grade by established rating agencies (e.g., below BBB by S&P or Baa by Moody’s) or that are unrated but considered by the Investment Adviser to be of similar credit quality. These investments have a higher risk of nonpayment than investment grade investments.

Corporate loans made in connection with highly leveraged transactions are subject to greater risks than other corporate loans. For example, the risks of default or bankruptcy of the borrower or the risks that other creditors of the borrower may seek to nullify or subordinate the Master LLC’s claims on the collateral securing the loan are greater in highly leveraged transactions.

Intermediary Risk. The Master LLC may invest in corporate loans either by participating as a co-lender at the time the loan is originated or by buying an interest in the loan in the secondary market from a financial institution or institutional investor. The financial status of any institution interposed between the Master LLC and a borrower may affect the ability of the Master LLC to receive principal and interest payments.

The success of the Master LLC may depend on the skill with which an agent bank administers the terms of the corporate loan agreements, monitors borrower compliance with covenants, collects principal, interest and fee payments from borrowers and, where necessary, enforces creditor remedies against borrowers. Agent banks typically have broad discretion in enforcing corporate loan agreements.

Net Asset Value; Interest Rate Sensitivity, Credit Quality and Other Market Conditions. Generally, when interest rates go up, the value of fixed rate debt securities goes down. Therefore, the net asset value of a fund that invests primarily in fixed rate debt securities changes as interest rates fluctuate. Because the Master LLC invests primarily in floating or variable rate debt obligations, the Investment Adviser generally expects that the Master LLC will have less interest rate risk (i.e., fluctuations in net asset value as a result of movements in interest rates) than a fund that invests primarily in fixed rate securities of similar stated maturity. However, because the interest rates on floating and variable rate debt obligations may only reset periodically, the Master LLC’s net asset value may fluctuate from time to time due to interest rate movements when there is an imperfect correlation between the interest rates on the variable rate loans in the Master LLC’s portfolio and prevailing interest rates. A real or perceived deterioration in the credit quality or financial condition of borrowers in which the Master LLC invests may result in the value of the corporate loans held by the Master LLC, and hence the Master LLC’s net asset value, going down. A serious deterioration in the credit quality or financial condition of a borrower could cause a permanent decrease in the Master LLC’s net asset value. Furthermore, volatility in the capital markets and other adverse market conditions may result in a decrease in the value of corporate loans held by the Master LLC. See “— Market Disruptions.” Given that the Master LLC uses market prices to value many of its corporate loan investments, any decrease in the market value of the corporate loans held by the Master LLC will result in a decrease in the Master LLC’s net asset value.

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Borrowings by the Master LLC. If the Master LLC chooses to borrow money, rather than liquidate investments, to satisfy a tender offer, it is subject to the risk that investment return on Master LLC shares will be reduced to the extent the cost of the borrowings exceeds income on the retained investments.

Concentration. The Master LLC will concentrate its investments in the securities of issuers in the industry group consisting of financial institutions and their holding companies, including commercial banks, thrift institutions, insurance companies and finance companies, solely because the issuer of a corporate loan may be deemed to include not only the borrower under a credit agreement, but also the agent bank and any intermediate participant as well. As a result, the Master LLC is subject to certain risks associated with such institutions, including, among other things, changes in government regulation, interest rate levels and general economic conditions. See “— Market Disruptions.”

Non-diversification. The Master LLC is classified as a non-diversified investment company within the meaning of the 1940 Act, which means that the Master LLC may invest a greater percentage of its assets in the obligations of a single issuer than a diversified investment company. Even as a non-diversified fund, the Master LLC will still comply with the diversification requirements of the US tax laws. However, since the Master LLC may invest a higher percentage of its assets in obligations of a single issuer than a diversified fund, it is more exposed than a diversified fund to any economic, political or regulatory occurrence that affects an individual issuer.

     Liquidity of Investments. Certain corporate loans in which the Master LLC invests may be deemed to be illiquid. Illiquid investments may impair the Master LLC’s ability to realize the full value of those investments in the event the Master LLC must sell them quickly. The Master LLC’s Board of Directors will consider the liquidity of the Master LLC’s portfolio in determining whether a tender offer should be made.

     Reinvestment Risk. Reinvestment risk is the risk that income from the Master LLC’s portfolio will decline if and when the Master LLC invests the proceeds from matured, traded, prepaid or called securities at market rates that are below the Master LLC’s current earnings rate. A decline in income could affect the yield or the overall returns on the Master LLC’s common stock.

Dividend Risk. Because most of the corporate loans held by the Master LLC will have floating or variable interest rates, the amounts of the Master LLC’s monthly distributions to its stockholders are expected to vary with fluctuations in market interest rates. Generally, when market interest rates fall, the amount of the distributions to stockholders will likewise decrease.

The Master LLC may also be subject to other risks associated with its investments and investment strategies, including:

     Market Disruptions. Disruptions of the US and world financial markets, such as those caused by the attacks of September 11, 2001 could impact interest rates, auctions, secondary trading, ratings, credit risk, inflation and other factors relating to the Master LLC’s common stock. High yield securities tend to be more volatile than investment grade fixed income securities so that these events and other market disruptions may have a greater impact on the prices and volatility of high yield securities than on investment grade fixed income securities. There can be no assurance that such market disruptions may not have other material and adverse implications for the high yield securities markets.

     Current market conditions have materially and adversely impacted debt and equity capital markets in the United States. The debt and equity capital markets in the United States have been negatively impacted by significant write-offs in the financial services sector relating to subprime mortgages and the re-pricing of credit risk in the broadly syndicated market, among other things. These events, along with the deterioration of the housing market, the failure of major financial institutions and the resulting United States federal government actions have led to worsening general economic conditions, which have materially and adversely impacted the broader financial and credit markets. In addition, current market conditions have had a severe impact on the financial services industry as a whole. The Master LLC concentrates its investments in the securities of issuers in the industry group consisting of financial institutions and their holding companies. As such, the prolonged continuation or further deterioration of current market conditions could adversely affect the value of the Master LLC’s portfolio.

     We are currently in a period of capital markets disruption and instability. We believe that in 2007 and 2008, and into 2009, the U.S. capital markets entered into a period of disruption as evidenced by increasing spreads between the yields realized on riskier debt securities and those realized on risk-free securities and a lack of liquidity in parts of the debt capital markets. We believe the United States and other countries are also in a period of slowing economic growth or perhaps a recession, and these conditions may continue for a prolonged period of time or worsen in the future. A prolonged period of market disruption may have an adverse effect on the value of the Master LLC’s portfolio.

     Furthermore, the recent instability in the financial markets has led the United States federal government to take a number of unprecedented actions designed to support certain financial institutions and segments of the financial markets that have experienced extreme volatility, and in some cases a lack of liquidity. Federal, state, and other governments, their regulatory agencies, or self regulatory organizations may take actions that affect the regulation of the instruments in which the Master LLC invests, or the issuers of such instruments, in ways that are unforeseeable. Legislation or regulation may also change the way in which the Funds and the Master LLC are regulated. Such legislation or regulation could limit or preclude the Master LLC’s ability to achieve its investment objective.

     Governments or their agencies may also acquire distressed assets from financial institutions and acquire ownership interests in those institutions. The implications of government ownership and disposition of these assets are unclear, and such a program may have positive or negative effects on the liquidity, valuation and performance of the Master LLC’s portfolio holdings. Furthermore, volatile financial markets can expose the Master LLC to greater market and liquidity risk and potential difficulty in valuing portfolio instruments held by the Master LLC. The Investment Adviser will monitor developments and seek to manage the Master LLC’s portfolio in a manner consistent with achieving the Master LLC’s investment objective, but there can be no assurance that it will be successful in doing so.

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Hedging. Hedging transactions subject the Master LLC to the risk that, if the Investment Adviser incorrectly forecasts market values, interest rates or other applicable factors, the Master LLC’s performance could suffer. In addition, if the counterparty to an interest rate hedging transaction defaults, the Master LLC’s risk of loss consists of the net amount of interest payments that the Master LLC contractually is entitled to receive. The Master LLC is not required to enter into interest rate hedging transactions and may choose not do so. If the counterparty to a foreign currency swap defaults, the Master LLC will seek a replacement swap, which may result in additional costs to the Master LLC, which will be subject to fluctuations in the applicable exchange rate until a replacement swap is obtained.

Foreign Investment. Loans to non-U.S. borrowers may involve risks not typically involved in domestic investment, including fluctuation in foreign interest rates, future foreign political and economic developments and the possible imposition of exchange controls or other governmental laws or restrictions.

Inflation Risk. Inflation risk is the risk that the value of assets or income from the Master LLC’s investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real, or inflation adjusted, value of the Master LLC’s common stock and distributions can decline and the interest payments on Master LLC borrowings, if any, may increase or the value of dividend payments on the Master LLC’s preferred stock, if any, may decline.

5. Share Price Data:

The net asset value per interest of the Master LLC is determined Monday through Friday as of the close of business on the New York Stock Exchange (“NYSE”) (generally, the NYSE closes at 4:00 p.m., Eastern time), on each business day during which the NYSE is open for trading based on prices at the time of closing. Any assets or liabilities initially expressed in terms of foreign currencies are translated into US dollars at the prevailing market rate as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The net asset value per interest of the Master LLC is computed by dividing the value of the securities held by the Master LLC plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses) by the total number of interests in the Master LLC outstanding at such time, rounded to the nearest cent. Expenses, including the fees payable to the Investment Adviser, are accrued daily.

     The Master LLC’s corporate loans will be valued in accordance with guidelines established by the Board of Directors. Under the Master LLC’s current guidelines, the Master LLC will utilize the valuations of corporate loans furnished by an independent third-party pricing service approved by the Board of Directors. The pricing service typically values corporate loans for which the pricing service can obtain one or more price quotations from banks or dealers in corporate loans by calculating the mean of the last available bid prices in the market for such corporate loans. For the limited number of corporate loans for which no reliable price quotes are available, such corporate loans will be valued by the pricing service through the use of pricing matrices to determine valuations. If the pricing service does not provide a value for a corporate loan, the Investment Adviser will value the corporate loan at fair value, which is intended to be market value. In valuing a corporate loan at fair value, the Investment Adviser will consider, among other factors (i) the creditworthiness of the borrower and any intermediate participants, (ii) the current interest rate period until the next interest rate resets and maturity of the corporate loan, (iii) recent prices in the market for similar corporate loans, if any, and (iv) recent prices in the market for instruments of similar quality, period until the next interest rate reset and maturity.

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     Securities held by the Master LLC that are traded on stock exchanges or the NASDAQ Stock Market, Inc. are valued at the last sale price or official close price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated as the primary market by or under the authority of the Board of the Master LLC. Long positions in securities traded in the over-the-counter (“OTC”) market, NASDAQ Small Cap Market or Bulletin Board are valued at the last available bid price or yield equivalent obtained from one or more dealers or pricing services approved by the Board of the Master LLC. Short positions in securities traded in the OTC market are valued at the last available ask price. Portfolio securities that are traded both in the OTC market and on a stock exchange are valued according to the broadest and most representative market. When the Master LLC writes an option, the amount of the premium received is recorded on the books of the Master LLC as an asset and an equivalent liability. The amount of the liability is subsequently valued to reflect the current market value of the options written, based on mean between the last bid and ask prices at the close of the options market on which the option is traded in the case of exchange-traded options or, in the case of options traded in the OTC market, the last ask price. Options purchased by the Master LLC are valued at the mean between the last bid and ask prices at the close of the options market on which the option is traded in the case of exchange-traded options or, in the case of options traded in the OTC market, the last bid price. Swap agreements are valued based upon quoted fair valuations received daily by the Master LLC from a pricing service or counterparty. Other investments, including futures contracts and related options, are stated at market value. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless the Investment Adviser believes that this method no longer produces fair valuations. Repurchase agreements will be valued at cost plus accrued interest. The Master LLC employs certain pricing services to provide securities prices for the Master LLC. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Directors of the Master LLC, including valuations furnished by the pricing services retained by the Master LLC, which may use a matrix system for valuations. The procedures of a pricing service and its valuations are reviewed by the officers of the Master LLC under the general supervision of the Directors. Such valuations and procedures will be reviewed periodically by the Directors.

      Generally, trading in foreign securities, as well as US Government securities and money market instruments and certain fixed income securities, is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of the Master LLC’s shares are determined as of such times. Foreign currency exchange rates are generally determined as of the close of business on the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of the Master LLC’s net asset value. If events (e.g., a company announcement, market volatility or a natural disaster) occur during such periods that are expected to materially affect the value of such securities, those securities will be valued at their fair value as determined in good faith by the Board of Directors or by the Investment Adviser using a pricing service in accordance with a valuation policy, and/or procedures, approved by the Board of Directors.

Item 9. Management.

1. General:

a. Board of Directors.

The Directors of the Master LLC consist of thirteen individuals, eleven of whom are not “interested persons” of the Master LLC as defined in the 1940 Act (the “non-interested Directors”), although one of the Directors, Robert S. Salomon, Jr., will retire from the Board on December 31, 2008. The same thirteen individuals serve as the Directors of each Feeder Fund. The Directors are responsible for the oversight of the operations of the Master LLC and perform the various duties imposed on the directors of investment companies under the 1940 Act.

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See Item 18 in Part B of this Registration Statement. b. Investment Adviser.

The Investment Adviser manages the Master LLC’s investments subject to the oversight of the Board of Directors of the Master LLC. Effective September 29, 2006, the Master LLC entered into an investment advisory agreement with the Investment Adviser (the “Investment Advisory Agreement”), pursuant to which the Investment Adviser receives as compensation for its services to the Master LLC, at the end of each month, a fee at the annual rate of 0.95% of the Master LLC’s average daily net assets (i.e., the average daily value of the total assets of the Master LLC, including proceeds from the issuance of any shares of preferred stock, minus the sum of accrued liabilities of the Master LLC and accumulated dividends on shares of outstanding preferred stock, if any). For purposes of this calculation, average daily net assets is determined at the end of each month on the basis of the average net assets of the Master LLC for each day during the month. The Investment Adviser is responsible for making all investment decisions for the Master LLC.

The Investment adviser has a sub-advisory agreement with BlackRock Financial Management, Inc., an affiliate (the “Sub-adviser”), under which the Investment Adviser pays the Sub-Adviser a monthly fee at an annual rate equal to a percentage of the advisory fee received by the Investment Adviser under the Investment Advisory Agreement. The Sub-Advisor is responsible for the day-to-day management of the Master LLC’s portfolio.

Prior to September 29, 2006, Fund Asset Management, L.P. (“FAM”), an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. (“ML & Co.”), acted as the Master LLC’s investment adviser and was compensated at the same fee rate discussed above. For the fiscal year ended August 31, 2008, the Investment Adviser received a fee at the annual rate of 0.95% of the Master LLC's average daily net assets.

A discussion of the basis of the Board of Directors’ approval of the Investment Advisory Agreement and the sub-advisory agreement is included in each Feeder Fund’s annual shareholder report for the fiscal year ended August 31, 2008.

The Investment Adviser was organized in 1994 to perform advisory services for investment companies. The Sub-Adviser is a registered investment adviser organized in 1994. The Investment Adviser and its affiliates had approximately $1.259 trillion in investment company and other portfolio assets under management as of September 30, 2008.

The Investment Adviser is a Delaware limited liability company and an indirect, wholly owned subsidiary of BlackRock, Inc. (“BlackRock”). On September 29, 2006, BlackRock consummated a transaction with ML & Co., whereby ML & Co’s investment management business combined with that of BlackRock to create a new asset management company that is one of the world’s largest asset management firms with over $1 trillion in assets under management. As of the date of this Registration Statement, ML & Co. owns approximately 49% of the total capital stock of BlackRock, the ultimate parent company of the Investment Adviser, and approximately 45% of BlackRock’s voting power, The PNC Financial Services Group, Inc. (“PNC”) owns approximately 34% of BlackRock common stock and approximately 17% is held by employees and public shareholders. ML & Co. and PNC may be deemed to be “controlling persons” of the Investment Adviser (as defined under the 1940 Act) because of their ownership of BlackRock’s voting securities or their power to exercise a controlling influence over BlackRock’s management or policies. The Sub-Adviser is an affiliate of the Investment Adviser and is an indirect wholly owned subsidiary of BlackRock.

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        Conflicts of Interest. The investment activities of the Investment Adviser and its affiliates (including, for these purposes, ML & Co., BlackRock, PNC and their affiliates, directors, partners, trustees, managing members, officers and employees (collectively with the Investment Adviser, the “Affiliates”)) in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Master LLC and its shareholders. The Investment Adviser provides investment management services to other funds and discretionary managed accounts that follow an investment program similar to that of the Master LLC. The Investment Adviser and its Affiliates are involved worldwide with a broad spectrum of financial services and asset management activities and may engage in the ordinary course of business in activities in which their interests or the interests of their clients may conflict with those of the Master LLC. One or more Affiliates act or may act as an investor, investment banker, research provider, investment manager, financer, advisor, market maker, trader, prime broker, lender, agent and principal, and have other direct and indirect interests, in the global fixed income, currency, commodity, equity and other markets in which the Master LLC directly and indirectly invests. Thus, it is likely that the Master LLC will have multiple business relationships with and will invest in, engage in transactions with, make voting decisions with respect to, or obtain services from entities for which an Affiliate performs or seeks to perform investment banking or other services. One or more Affiliates may engage in proprietary trading and advise accounts and funds that have investment objectives similar to those of the Master LLC and/or that engage in and compete for transactions in the same types of securities, currencies and instruments as the Master LLC. The trading activities of these Affiliates are carried out without reference to positions held directly or indirectly by the Master LLC and may result in an Affiliate having positions that are adverse to those of the Master LLC. No Affiliate is under any obligation to share any investment opportunity, idea or strategy with the Master LLC. As a result, an Affiliate may compete with the Master LLC for appropriate investment opportunities. The results of the Master LLC’s investment activities, therefore, may differ from those of an Affiliate and of other accounts managed by an Affiliate, and it is possible that the Master LLC could sustain losses during periods in which one or more Affiliates and other accounts achieve significant profits on their trading for proprietary or other accounts. In addition, the Master LLC may, from time to time, enter into transactions in which an Affiliate or its other clients have an adverse interest. Furthermore, transactions undertaken by an Affiliate or Affiliate-advised clients may adversely impact the Master LLC. Transactions by one or more Affiliate-advised clients or the Investment Adviser may have the effect of diluting or otherwise disadvantaging the values, prices or investment strategies of the Master LLC. The Master LLC’s activities may be limited because of regulatory restrictions applicable to one or more Affiliates, and/or their internal policies designed to comply with such restrictions. In addition, the Master LLC may invest in securities of companies with which an Affiliate has or is trying to develop investment banking relationships or in which an Affiliate has significant debt or equity investments. The Master LLC also may invest in securities of companies for which an Affiliate provides or may some day provide research coverage. An Affiliate may have business relationships with and purchase or distribute or sell services or products from or to distributors, consultants or others who recommend the Master LLC or who engage in transactions with or for the Master LLC. The Master LLC may also make brokerage and other payments to an Affiliate in connection with the Master LLC’s portfolio investment transactions.

        Under a securities lending program approved by the Master LLC’s Board of Directors, the Master LLC has retained an Affiliate of the Investment Adviser to serve as the securities lending agent for the Master LLC to the extent that the Master LLC participates in the securities lending program. For these services, the lending agent may receive a fee from the Master LLC, including a fee based on the returns earned on the Master LLC’s investment of the cash received as collateral for the loaned securities. In addition, one or more Affiliates may be among the entities to which the Master LLC may lend its portfolio securities under the securities lending program.

        The activities of the Investment Adviser or its affiliates may give rise to other conflicts of interest that could disadvantage the Master LLC and its shareholders. The Investment Adviser has adopted policies and procedures designed to address these potential conflicts of interest. See Part B, “Investment Advisory and Administrative Arrangements—Potential Conflicts of Interest” in the BlackRock Senior Floating Rate Fund Registration Statement for further information.

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Portfolio Management. The Master LLC is managed by a team of investment professionals that is responsible for the day-to-day management of the Master LLC’s portfolio. The lead members of this team are Mark J. Williams, Managing Director at BlackRock, and Kevin J. Booth, Managing Director at BlackRock. Mr. Williams and Mr. Booth each has been a portfolio manager of the Master LLC since 2006. Mr. Williams is responsible for setting the Master LLC’s overall investment strategy and overseeing the management of the Master LLC. Mr. Booth is responsible for the day-to-day management of the Master LLC’s portfolio and the selection of its investments.

Mark J. Williams, Managing Director, heads BlackRock’s bank loan investment team within the Fixed Income Portfolio Management Group and is co-head of BlackRock’s leveraged finance business. He is a member of BlackRock’s Investment Strategy Group and Alternatives Operating Committee. Mr. Williams is also involved in the evaluation and sourcing of mezzanine investments, and is a member of the Investment Committee for BlackRock Kelso Capital Corporation, a business development company. Mr. Williams has been a Managing Director of BlackRock since 2002. Prior to joining BlackRock in 1998, Mr. Williams spent eight years in PNC Bank’s New York office and was a founding member of PNC Bank’s leveraged finance group. From 1984 until 1990, Mr. Williams worked in PNC Bank’s Philadelphia office in a variety of marketing and corporate finance positions. Mr. Williams earned his BA in economics from Franklin & Marshall College in 1983.

Kevin Booth, CFA, Managing Director, is co-head of the high yield team within BlackRock’s Fixed Income Portfolio Management Group and co-heads BlackRock’s leveraged finance business. His primary responsibilities are managing portfolios and directing investment strategy. He specializes in hybrid high yield portfolios, consisting of leveraged bank loans, high yield bonds and distressed obligations. Mr. Booth joined BlackRock following the merger with Merrill Lynch Investment Managers (“MLIM”) in 2006. At MLIM, Mr. Booth managed four hybrid high-yield funds and led the distressed debt effort. Prior to joining MLIM in 1991, Mr. Booth spent four years with American International Group. Prior to this, Mr. Booth worked ten years in commercial banking with Deutsche Bank AG and Bankers Trust. Mr. Booth is a member of the New York Society of Security Analysts. Mr. Booth earned his BA in economics from the State University of New York at Binghamton in 1976 and his MBA in finance from New York University in 1980.

Transactions in Portfolio Securities. Subject to policies established by the Board of Directors of the Master LLC, the Investment Adviser (which term, as used herein, includes the Sub-Adviser) is primarily responsible for the execution of the Master LLC’s portfolio transactions and the allocation of brokerage. The Investment Adviser does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for the Master LLC, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, operational facilities of the firm involved and the firm’s risk and skill in positioning blocks of securities. While the Investment Adviser generally seeks reasonably competitive trade execution costs, the Master LLC does not necessarily pay the lowest commission or spread available. In addition, consistent with the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), and policies established by the Board of Directors of the Master LLC, the Investment Adviser does not consider sales of shares of a Fund as a factor in the selection of brokers or dealers to execute portfolio transactions for the Master LLC; however, whether or not a particular broker or dealer sells shares of a Fund neither qualifies nor disqualifies such broker or dealer to execute transactions for the Master LLC.

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Subject to obtaining the best net results, brokers who provide supplemental investment research to the Investment Adviser may receive orders for portfolio transactions by the Master LLC. Such supplemental research services ordinarily consist of assessments and analyses of the business or prospects of a company, industry or economic sector. Information so received will be in addition to and not in lieu of the services required to be performed by the Investment Adviser under the Investment Advisory Agreement, and the expenses of the Investment Adviser will not necessarily be reduced as a result of the receipt of such supplemental information. If in the judgment of the Investment Adviser the Master LLC will benefit from supplemental research services, the Investment Adviser is authorized to pay brokerage commissions to a broker furnishing such services that are in excess of commissions that another broker may have charged for effecting the same transactions. Certain supplemental research services may primarily benefit one or more other investment companies or other accounts for which the Investment Adviser exercises investment discretion. Conversely, the Master LLC may be the primary beneficiary of the supplemental research services received as a result of portfolio transactions effected for such other accounts or investment companies.

The Master LLC purchases corporate loans in individually negotiated transactions with commercial banks, thrifts, insurance companies, finance companies, investment banking firms, securities brokerage houses and other financial institutions or institutional investors. In selecting such financial institutions, the Investment Adviser may consider, among other factors, the financial strength, professional ability, level of service and research capability of the institution. See “Investment Objective and Policies—Participation Interests.” While such financial institutions generally are not required to repurchase interests in corporate loans that they have sold to the Master LLC, they may act as principal or on an agency basis in connection with the Master LLC’s disposition of corporate loans.

     The Master LLC has no obligation to deal with any bank, broker or dealer in execution of transactions in portfolio securities. Subject to providing the best net results, securities firms that provide investment research to the Investment Adviser may receive orders for transactions by the Master LLC. Research information provided to the Investment Adviser by securities firms is supplemental. It does not replace or reduce the level of services performed by the Investment Adviser and the expenses of the Investment Adviser will not be reduced.

The Master LLC invests in securities traded primarily in the over-the-counter markets, and the Master LLC intends to deal directly with dealers who make markets in the securities involved, except in those circumstances where better prices and execution are available elsewhere. Under the 1940 Act, except as permitted by exemptive order, persons affiliated with the Master LLC, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), are prohibited from dealing with the Master LLC as principal in the purchase and sale of securities. Since transactions in the over-the-counter market usually involve transactions with dealers acting as principal for their own account, the Master LLC does not deal with affiliated persons, including Merrill Lynch, in connection with such transactions. An affiliated person of the Master LLC may serve as its broker in over-the-counter transactions conducted on an agency basis provided that, among other things, the fee or commission received by such affiliated broker is reasonable and fair compared to the fee or commission received by non-affiliated brokers in connection with comparable transactions.

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The Master LLC has received an exemptive order from the Commission permitting it to lend portfolio securities to Merrill Lynch or its affiliates. Pursuant to that order, the Master LLC also has retained an affiliated entity of the Investment Adviser as the securities lending agent (the “lending agent”) for a fee, including a fee based on a share of the returns on investment of cash collateral. For the fiscal years ended August 31, 2008, 2007 and 2006, the lending agent received no securities lending agent fees from the Master LLC. In connection with securities lending activities, the lending agent may, on behalf of the Master LLC, invest cash collateral received by the Master LLC for such loans in, among other things, a private investment company managed by the lending agent. Pursuant to the same order, the Master LLC may invest its uninvested cash in a private investment company managed by the lending agent. If the Master LLC acquires shares in the private investment company, shareholders would bear both their proportionate share of the Master LLC’s expenses and, indirectly, the expenses of such other entity. However, in accordance with the exemptive order, the investment adviser to the private investment company will not charge any advisory fees with respect to shares purchased by the Master LLC. Such shares also will not be subject to a sales load, redemption fee, distribution fee or service fee.

The Master LLC may not purchase securities during the existence of any underwriting syndicate of which BlackRock, Merrill Lynch, PNC or any affiliated person (as defined in the 1940 Act) thereof is a member or in a private placement in which any such entity serves as placement agent except pursuant to procedures approved by the Board that comply with rules adopted by the Commission.

Securities held by the Master LLC, including corporate loans, may also be held by, or be appropriate investments for, other funds or investment advisory clients for which the Investment Adviser or its affiliates act as an adviser. Because of different objectives or other factors, a particular security may be bought for an advisory client when other clients are selling the same security. If purchases or sales of securities by the Investment Adviser for the Master LLC or other funds for which it acts as investment adviser or for advisory clients arise for consideration at or about the same time, transactions in such securities will be made, insofar as feasible, for the respective funds and clients in a manner deemed equitable to all. Transactions effected by the Investment Adviser (or its affiliate) on behalf of more than one of its clients during the same period may increase the demand for securities being purchased or the supply of securities being sold, causing an adverse effect on price.

Portfolio Turnover. The Master LLC may dispose of securities without regard to the length of time they have been held when such actions, for defensive or other reasons, appear advisable to the Investment Adviser. While it is not possible to predict turnover rates with any certainty, presently it is anticipated that the Master LLC’s annual portfolio turnover rate, under normal circumstances, should be less than 100%. (The portfolio turnover rate is calculated by dividing the lesser of purchases or sales of portfolio securities for the particular fiscal year by the monthly average value of the portfolio securities owned by the Master LLC during the particular fiscal year. For purposes of determining this rate, all securities whose maturities at the time of acquisition are one year or less are excluded.) A high portfolio turnover rate bears certain tax consequences and results in greater transaction costs, which are borne directly by the Master LLC.

Accounting Services Provider. State Street Bank and Trust Company (“State Street”), 500 College Road East, Princeton, New Jersey 08540, provides certain accounting services for the Master LLC. The Master LLC has entered into an agreement with State Street, pursuant to which State Street provides certain accounting services to the Master LLC. The Master LLC pays a fee for these services. The Investment Adviser provides certain accounting services to the Master LLC and the Master LLC reimburses the Investment Adviser for these services.

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Custodian. The custodian for the Master LLC’s assets is The Bank of New York Mellon, One Wall Street, New York, New York 10286.

Expenses. The Investment Advisory Agreement obligates the Investment Adviser to provide investment advisory services and to pay, or cause an affiliate to pay, for maintaining its staff and personnel and to provide office space, facilities and necessary personnel for the Master LLC. The Investment Adviser is also obligated to pay, or cause an affiliate to pay, the fees of all officers and directors who are affiliated persons of the Investment Adviser or any of its affiliates. The Master LLC pays, or causes to be paid, all other expenses incurred in the operation of the Master LLC, including, among other things, taxes, expenses for legal and auditing services, costs of preparing, printing and mailing proxies, copies of the registration statement, charges of the custodian and any sub-custodian, expenses of portfolio transactions, expenses of redemption of shares, Commission fees, expenses of registering the shares under federal, state or non-U.S. laws, fees and expenses with respect to the issuance of preferred shares or any borrowing, fees and actual out-of-pocket expenses of directors who are not affiliated persons of the Investment Adviser or any of its affiliates, accounting and pricing costs (including the daily calculation of net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Master LLC.
2. Control Persons.

As of December 19, 2008, BlackRock Senior Floating Rate Fund, Inc., a Maryland corporation, owned approximately 68.55% of the interests in the Master LLC and BlackRock Senior Floating Rate Fund II, Inc., a Maryland corporation, owned approximately 31.45% of the interests in the Master LLC. As of December 19, 2008, the officers and Directors of the Master LLC as a group owned no interests in the Master LLC.

Item 10. Capital Stock, Long-Term Debt, and Other Securities.

1. Capital Stock.

The Master LLC is a continuously offered, non-diversified, closed-end management investment company that was organized on May 9, 2000 as a statutory trust under the laws of the State of Delaware. On June 15, 2007, the Master LLC converted to a Delaware limited liability company and changed its name to Master Senior Floating Rate LLC. Interests in the Master LLC are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Regulation D under the 1933 Act. Investments in the Master LLC may be made only by investment companies or certain other entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

Investors in the Master LLC have no preemptive or conversion rights, and interests in the Master LLC are fully paid and non-assessable. The Master LLC has no current intention to hold annual meetings of investors, except to the extent required by the 1940 Act, but will hold special meetings of investors, when in the judgment of the Directors, it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Master LLC, a Feeder Fund would be entitled to its pro rata share of the assets of the Master LLC that are available for distribution.

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Each Feeder Fund is entitled to vote in proportion to its investment in the Master LLC. Each Feeder Fund will participate in the earnings, dividends and assets of the Master LLC in accordance with their pro rata interests in the Master LLC.

Tender Offers. Investments in the Master LLC may not be transferred. In recognition of the possibility that a secondary market for a Feeder Fund’s shares will not exist, the Funds intend to take certain actions that provide liquidity to their shareholders. The Funds intend from time to time to make offers to purchase their shares of common stock from all beneficial holders at a price per share equal to the net asset value per share, as described herein, determined at the close of business on the day the tender offer terminates. Following the transfer of assets from the Funds to the Master LLC, the Funds intend to similarly provide liquidity. Each time the Feeder Funds make a tender offer for their shares of common stock, it is expected that the Master LLC will make a concurrent tender offer to the Feeder Funds to repurchase interests in the Master LLC equivalent in value to the value of the shares of common stock that the Feeder Funds are offering to repurchase. At the conclusion of the tender offer period, the Feeder Funds will calculate the aggregate net asset value of common stock tendered and tender an equivalent amount of interests to the Master LLC.

The proceeds from the Master LLC’s tender, together with any proceeds of borrowing, if any, will be distributed to the tendering common stockholders of the Feeder Funds. It is expected that the Feeder Funds’ boards of directors will consider making tender offers on a quarterly basis and that the Feeder Funds’ boards of directors intend to continue such practice. There can be no assurance, however, that a Feeder Fund’s board of directors will decide to undertake the making of any tender offer. Subject to the Funds’ and the Master LLC’s investment restriction with respect to borrowings, the Master LLC may borrow money to finance the repurchase of shares pursuant to any tender offers.

Consummating a tender offer may require the Master LLC to liquidate portfolio securities, and realize gains or losses, at a time when the Investment Adviser would otherwise consider it disadvantageous to do so.

2. Taxes.

Because the Master LLC intends to operate as a partnership (or during any period when it has only one Feeder Fund, as a disregarded entity) for federal income tax purposes, the Master LLC will not be subject to any income tax. Based upon the status of the Master LLC as a partnership (or disregarded entity), a Feeder Fund will be taxable on its share of the Master LLC’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability. The determination of a Feeder Fund’s share of the Master LLC’s ordinary income, capital gains, deductions and credits will be made in accordance with the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

5. Outstanding Amount of Interests. The following table sets forth the authorized amount of interests of the Master LLC, the amount of interests held by the Master LLC for its own account and the aggregate amount of interests outstanding as of December 19, 2008, exclusive of that held by the Master LLC.

Class of Shares	Amount Authorized	Amount Held by Master LLC for Own Account	Amount Outstanding as of December 19, 2008 (Exclusive of Amount Held by Master LLC for Own Account)
Interests	Unlimited	0	68,460,965

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Item 13. Table of Contents of the Statement of Additional Information.

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PART B December 29, 2008

MASTER SENIOR FLOATING RATE LLC

Item 14. Cover Page.

This Part B to the Registration Statement on Form N-2 of Master Senior Floating Rate LLC (the “Master LLC”), which is not a prospectus, supplements and should be read in conjunction with the current Part A to this Registration Statement dated December 29, 2008, as it may be revised from time to time (the “Master LLC’s Part A”). To obtain a copy of the Registration Statement, please call the Master LLC at 1-800-441-7762, or write to the Master LLC at 100 Bellevue Parkway, Wilmington, Delaware 19809. The Master LLC’s Part A is incorporated herein by reference and this Part B is incorporated by reference in the Master LLC’s Part A.

As permitted by General Instruction F to Form N-2, responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from (a) Post-Effective Amendment No. 2 of the Registration Statement on Form N-2 (Securities Act File No. 333-147825 and Investment Company Act File No. 811-5870) of BlackRock Senior Floating Rate Fund, Inc. (the “BlackRock Senior Floating Rate Fund”), as filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2008, and as amended from time to time (the “BlackRock Senior Floating Rate Fund Registration Statement”), and (b) Post-Effective Amendment No. 1 of the Registration Statement on Form N-2 (Securities Act File No. 333-148407 and Investment Company Act File No. 811-09229) of BlackRock Senior Floating Rate Fund II, Inc. (the “BlackRock Senior Floating Rate Fund II” and, together with the BlackRock Senior Floating Rate Fund, the “Funds”), as filed with the Commission on December 29, 2008, and as amended from time to time (the “BlackRock Senior Floating Rate Fund II Registration Statement”). The BlackRock Senior Floating Rate Fund Registration Statement includes the prospectus of the BlackRock Senior Floating Rate Fund and the BlackRock Senior Floating Rate Fund II Registration Statement includes the prospectus of the BlackRock Senior Floating Rate Fund II.

The Master LLC is part of a “master/feeder” structure. The Funds and any other feeder fund that may invest in the Master LLC are referred to herein as “Feeder Funds.” The Feeder Funds invest all of their respective assets in interests in the Master LLC. Currently, the Funds are the only Feeder Funds that invest in the Master LLC.

Item 15. Table of Contents.

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Item 16. General Information and History.

Information relating to the history of the Master LLC is incorporated herein by reference from Item 8 of the Master LLC’s Part A.

Item 17. Investment Objective and Policies.

The following information supplements and should be read in conjunction with Item 8 of the Master LLC’s Part A.

1. Information relating to the investment policies of the Master LLC is incorporated herein by reference from the section entitled “Investment Objective and Policies” in the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement.

2. Information relating to the fundamental policies of the Master LLC is incorporated herein by reference from the sections entitled “Investment Restrictions,” “Borrowings By the Master LLC” and “Tender Offers” in the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement.

3. Information relating to the Master LLC’s other investment policies is incorporated herein by reference from the sub-section entitled “Other Investment Policies” from the section entitled “Investment Objective and Policies” in the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement.

4. Information relating to the Master LLC’s policy with respect to portfolio turnover of the Master LLC is incorporated herein by reference from the sub-section entitled “Portfolio Turnover” from the section entitled “Portfolio Transactions” in the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement.

Item 18. Management.

     The following information supplements and should be read in conjunction with Item 9 of the Master LLC’s
Part A.

Information relating to management of the Master LLC is incorporated herein by reference from the section entitled “Management of the Fund and the Master LLC” in the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement.

        The Board of Directors of the Master LLC consists of thirteen individuals, eleven of whom are not “interested persons” of the Master LLC as defined in the 1940 Act (the “non-interested Directors”), although one of the Directors, Robert S. Salomon, Jr., will retire from the Board on December 31, 2008. The same thirteen individuals serve as Directors of the Funds. The Directors are responsible for the oversight of the operations of the Master LLC and perform the various duties imposed on the directors of investment companies by the 1940 Act. The non-interested Directors have retained independent legal counsel to assist them in connection with their duties.

        The Board has five standing committees: an Audit Committee, a Governance and Nominating Committee, a Compliance Committee, a Performance Oversight Committee and an Executive Committee.

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        The members of the Audit Committee (the “Audit Committee”) are Karen P. Robards (Chair), Kent Dixon, Frank J. Fabozzi, James T. Flynn, W. Carl Kester and Robert S. Salomon, Jr., all of whom are non-interested Directors. The principal responsibilities of the Audit Committee are to approve the selection, retention, termination and compensation of the Master LLC’s independent registered public accounting firm (the “independent auditors”) and to oversee the independent auditors’ work. The Audit Committee’s responsibilities include, without limitation, to (1) evaluate the qualifications and independence of the independent auditors; (2) approve all audit engagement terms and fees for the Master LLC; (3) review the conduct and results of each independent audit of the Master LLC’s financial statements; (4) review with the independent auditor any audit problems or difficulties encountered during or related to the conduct of the audit; (5) review the internal controls of the Master LLC and its service providers with respect to accounting and financial matters; (6) oversee the performance of the Master LLC’s internal audit function provided by its investment adviser, administrator, pricing agent or other service provider; (7) oversee policies, procedures and controls regarding valuation of the Master LLC’s investments; and (8) resolve any disagreements between Master LLC management and the independent auditors regarding financial reporting. The Board has adopted a written charter for the Audit Committee.

        The members of the Governance and Nominating Committee (the “Governance Committee”) are R. Glenn Hubbard (Chair), G. Nicholas Beckwith III, Richard E. Cavanagh, Kathleen Foley Feldstein and Jerrold B. Harris, all of whom are non-interested Directors. The principal responsibilities of the Governance Committee are to (1) identify individuals qualified to serve as non-interested Directors of the Master LLC and recommend non-interested Director nominees for election by shareholders or appointment by the Board; (2) advise the Board with respect to Board composition, procedures and committees (other than the Audit Committee); (3) oversee periodic self-assessments of the Board and committees of the Board (other than the Audit Committee); (4) review and make recommendations regarding non-interested Director compensation; and (5) monitor corporate governance matters and develop appropriate recommendations to the Board. The Governance Committee may consider nominations for the office of Director made by Master LLC interestholders as it deems appropriate. Master LLC interestholders who wish to recommend a nominee should send nominations to the Secretary of the Master LLC that include biographical information and set forth the qualifications of the proposed nominee. The Board has adopted a written charter for the Governance Committee.

        The members of the Compliance Committee are Kathleen Foley Feldstein (Chair), G. Nicholas Beckwith III, Richard E. Cavanagh, Jerrold B. Harris and R. Glenn Hubbard, all of whom are non-interested Directors. The Compliance Committee’s purpose is to assist the Board in fulfilling its responsibility to oversee regulatory and fiduciary compliance matters involving the Master LLC, the fund-related activities of BlackRock and the Master LLC’s third party service providers. The Compliance Committee’s responsibilities include, without limitation, to (1) oversee the compliance policies and procedures of the Master LLC and its service providers; (2) review information on and,

31

where appropriate, recommend policies concerning the Master LLC’s compliance with applicable law; and (3) review reports from and make certain recommendations regarding the Master LLC’s Chief Compliance Officer. The Board has adopted a written charter for the Compliance Committee. The Compliance Committee was formed effective November 1, 2007.

        The members of the Performance Oversight Committee (the “Performance Committee”) are Frank J. Fabozzi (Chair), G. Nicholas Beckwith, III, Richard E. Cavanagh, Kent Dixon, Kathleen Foley Feldstein, James T. Flynn, Jerrold B. Harris, R. Glenn Hubbard, W. Carl Kester, Karen P. Robards and Robert S. Salomon, Jr., all of whom are non-interested Directors, The Performance Committee’s purpose is to assist the Board in fulfilling its responsibility to oversee the Master LLC’s investment performance relative to its agreed-upon performance objectives. The Performance Committee’s responsibilities include, without limitation, to (1) review the Master LLC’s investment objectives, policies and practices, (2) recommend to the Board specific investment tools and techniques employed by BlackRock, (3) recommend to the Board appropriate investment performance objectives based on its review of appropriate benchmarks and competitive universes, (4) review the Master LLC’s investment performance relative to agreed-upon performance objectives and (5) review information on unusual or exceptional investment matters. The Board has adopted a written charter for the Performance Committee. The Performance Committee was formed effective November 1, 2007.

        The members of the Executive Committee are Richard S. Davis and Richard E. Cavanagh. The Executive Committee, subject to the Master LLC’s Limited Liability Agreement, By-Laws and applicable law, acts on behalf of the full Board of Directors in the intervals between meetings of the Board. The Executive Committee was formed effective November 1, 2007. During the fiscal year ended August 31, 2008, the Audit Committee, Compliance Committee, Performance Committee, Governance Committee and Executive Committee met 12, 4, 3, 3 and 1 time(s), respectively.

Biographical Information

        Certain biographical and other information relating to the non-interested Directors is set forth below, including their address, their year of birth, their principal occupation for at least the last five years, the length of time served, the total number of investment companies overseen in the complex of funds advised by the Investment Adviser or its affiliates (“BlackRock-advised funds”) and any public directorships.

32

Name, Address[1] and Year of Birth	Position(s) Held with the Fund	Term of Office[2] and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships

Non-Interested Directors:

G. Nicholas Beckwith, III (1945)	Director	Director since 2007	Chairman and Chief Executive Officer, Arch Street Management, LLC (Beckwith Family Foundation) and various Beckwith property companies since 2005; Chairman of the Board of Directors, University of Pittsburgh Medical Center since 2002; Member of Board of Directors, Shady Side Hospital Foundation since 1977; Beckwith Institute for Innovation in Patient Care since 1991; Member, Advisory Council on Biology and Medicine, Brown University since 2002; Trustee, Claude Worthington Benedum Foundation (charitable foundation) since 1989; Trustee of Chatham College, University of Pittsburgh since 1981; Emeritus Trustee, Shady Side Academy since 1977; Formerly Chairman and Manager, PennWest Industrial Trucks LLC (sales, rental and servicing of material handling equipment) from 2005 to 2007; Formerly Chairman President and Chief Executive Officer, Beckwith Machinery Company (sales, rental and servicing of construction and equipment) from 1985 to 2005; Formerly member of the Board of Directors, National Retail Properties (REIT) from 2006 to 2007.	111 registered investment companies consisting of 108 portfolios	None

Richard E. Cavanagh (1946)	Director	Director since 2007	Trustee, Aircraft Finance Trust since 1999; Director; the Guardian Life Insurance Company of America since 1998; Trustee Educational Testing Service since 1997; Director, the Fremont Group since 1996; Formerly President and Chief Executive Officer of the Conference Board, Inc. (global business research organization) from 1995 to 2007.	111 registered investment companies consisting of 108 portfolios	Arch Chemical

Kent Dixon (1937)	Director	Director since 2007	Consultant/Investor since 1988.	111 registered investment companies consisting of 108 portfolios	None

Frank J. Fabozzi (1948)	Director	Director since 2007	Consultant/Editor of the Journal of Portfolio Management since 2006; Professor in the Practice of Finance and Becton Fellow, Yale University, School of Management, since 2006; Formerly Adjunct Professor of Finance and Becton Fellow, Yale University from 1994 to 2006.	111 registered investment companies consisting of 108 portfolios	None

Kathleen Foley Feldstein (1941)	Director	Director since 2007	President of Economic Studies, Inc., (private economic consulting firm) since 1987; Chair, Board of Trustees, McLean Hospital from 2000 to 2008; and Trustee Emeritus thereof since 2008; Member of the Board of Partners Community Healthcare, Inc. since 2005; Member of the Corporation of Partners Healthcare since 1995; Member of the Corporation of Sherrill House (healthcare) since 1990; Trustee, Museum of Fine Arts, Boston since 1992; Member of the Visiting Committee to the Harvard University Art Museum since 2003; Trustee, the Committee for Economic Development (research organization) since 1990; Member of the Advisory Board to the International School of Business, Brandeis University since 2002.	111 registered investment companies consisting of 108 portfolios	The McClatchy Company

(footnotes appear on next page)

33

Name, Address[1] and Year of Birth	Position(s) Held with the Fund	Term of Office[2] and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships

James Terry Flynn (1939)	Director	Director since 2007	Formerly Chief Financial Officer of JP Morgan & Co., Inc. from 1990 to 1995.	111 registered investment companies consisting of 108 portfolios	None

Jerrold B. Harris (1942)	Director	Director since 2007	Trustee, Ursinus College since 2000; Director, Troemner LLC (scientific equipment) since 2000.	111 registered investment companies consisting of 108 portfolios	BlackRock Kelso Capital Corporation

R. Glenn Hubbard (1958)	Director	Director since 2007	Dean of Columbia Business School since 2004; Columbia faculty member since 1988; Formerly Co-director of Columbia Business School’s Entrepreneurship Program from 1997 to 2004; Visiting Professor at the John F. Kennedy School of Government at Harvard University and the Harvard Business School since 1985 and at the University of Chicago since 1994; Formerly Chairman of the U.S. Council of Economic Advisers under the President of the United States from 2001 to 2003.	111 registered investment companies consisting of 108 portfolios	ADP (data and information services); KKR Financial Corporation; Duke Realty; Metropolitan Life Insurance Company

W. Carl Kester (1951)	Director	Director since 2007	Mizuho Financial Group Professor of Finance, Harvard Business School and Deputy Dean for Academic Affairs, since 2006; Unit Head, Finance from 2005 to 2006; Senior Associate Dean and Chairman of the MBA Program of Harvard Business School from 1999 to 2005; Member of the faculty of Harvard Business School since 1981; Independent Consultant since 1978.	111 registered investment companies consisting of 108 portfolios	None

Karen P. Robards (1950)	Director	Director since 2007	Partner of Robards & Company, LLC., (financial advisory firm), since 1987; Co-founder and Director of the Cooke Center for Learning and Development, (a not-for-profit organization), since 1987; Formerly an investment banker at Morgan Stanley from 1976 to 1987.	111 registered investment companies consisting of 108 portfolios	AtriCure, Inc. (medical devices); Care Investment Trust, Inc.

Robert S. Salomon, Jr. (1936)	Director	Director since 2007	Formerly Principal of STI Management (investment adviser) from 1994 to 2005.	111 registered investment companies consisting of 108 portfolios	None

Interested Directors:

Richard S. Davis (1945)	Director	Director since 2007	Managing Director, BlackRock, Inc. since 2005; Formerly Chief Executive Officer, State Street Research & Management Company from 2000 to 2005; Formerly Chairman of the Board of Trustees, State Street Research Mutual Funds from 2000 to 2005; Formerly Chairman, SSR Realty from 2000 to 2004.	180 registered investment companies consisting of 292 portfolios	None

Henry Gabbay (1947)	Director	Director since 2007	Consultant, BlackRock, Inc. since 2007; Formerly Managing Director, BlackRock Inc. from 1989 to 2007; Formerly Chief Administrative Officer, BlackRock Advisors, LLC from 1998 to 2007; Formerly President of BlackRock FundsSM and BlackRock Bond Allocation Target Shares from 2005 to 2007; Formerly Treasurer of certain closed-end funds in the BlackRock Fund complex from 1989 to 2006.	180 registered investment companies consisting of 292 portfolios	None

1	The address of each Director is 40 East 52nd Street, New York, New York 10022.

2	Each Director holds office until his or her successor is elected and qualifies or until his or her earlier death, resignation, retirement or removal.

34

    Certain biographical and other information relating to the officers of the Fund is set forth below, including their year of birth, their principal occupations for at least the last five years, the length of time served, the total number of BlackRock-advised funds overseen and any public directorships:

Name, Address[1] and Year of Birth	Position(s) Held with the Fund	Term of Office[2] and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships

Donald C. Burke (1960)	President and Chief Executive Officer	President and Chief Executive Officer since 2007	Managing Director of BlackRock, Inc. since 2006; Formerly Managing Director of Merrill Lynch Investment Managers, L.P. (“MLIM”) and Fund Asset Management, L.P. (“FAM”) in 2006; First Vice President of MLIM and FAM from 1997 to 2005; Treasurer thereof from 1999 to 2006 and Vice President thereof from 1990 to 1997.	190 registered investment companies consisting of 302 portfolios	None

Anne Ackerley (1962)	Vice President	Vice President since 2007	Managing Director of BlackRock, Inc. since 2000; Chief Operating Officer of BlackRock’s U.S. Retail Group since 2006; Head of BlackRock’s Mutual Fund Group from 2000 to 2006; Merrill Lynch & Co., Inc. from 1984 to 1986 and from 1988 to 2000, most recently as First Vice President and Operating Officer of the Mergers and Acquisitions Group.	180 registered investment companies consisting of 292 portfolios	None

Howard B. Surloff (1965)	Secretary	Secretary since 2007	Managing Director of BlackRock, Inc. and General Counsel of U.S. Funds at BlackRock, Inc. since 2006; Formerly General Counsel (U.S.), Goldman Sachs Asset Management from 1993 to 2006.	180 registered investment companies consisting of 292 portfolios	None

Brian P. Kindelan (1959)	Chief Compliance Officer and Anti-Money Laundering Compliance Officer	Chief Compliance Officer and Anti-Money Laundering Compliance Officer since 2007	Chief Compliance Officer of the BlackRock-Advised Funds since 2007; Anti-Money Laundering Officer of the BlackRock-Advised Funds since 2007; Managing Director and Senior Counsel since 2005, Director and Senior Counsel from 2001 to 2004 and Vice President and Senior Counsel thereof from 1998 to 2000; Formerly Senior Counsel, PNC Bank Corp. from 1995 to 1998.	180 registered investment companies consisting of 292 portfolios	None

Neal J. Andrews (1966)	Chief Financial Officer	Chief Financial Officer since 2007	Managing Director of BlackRock, Inc. since 2006; Formerly Senior Vice President and Line of Business Head, Fund Accounting and Administration at PNC Global Investment Servicing (U.S.) Inc. (formerly PFPC Inc.) from 1992 to 2006.	180 registered investment companies consisting of 292 portfolios	None

Jay M. Fife (1970)	Treasurer	Treasurer since 2007	Managing Director of BlackRock, Inc. since 2007; Director of BlackRock, Inc. from 2006 to 2007; Formerly Assistant Treasurer of the MLIM/FAM advised funds from 2005 to 2006; Director of MLIM Fund Services Group from 2001 to 2006.	180 registered investment companies consisting of 292 portfolios	None

1	The address of each officer is 40 East 52nd Street, New York, New York 10022.

2	Each officer is elected by and serves at the pleasure of the Board of Directors of the Fund.
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Share Ownership

        Information relating to each Director’s interest ownership in the Master LLC and in the BlackRock-advised funds that are overseen by the respective Director (“Supervised Funds”) as of December 31, 2007 is set forth in the chart below:

Name of Director	Aggregate Dollar Range of Equity Securities in the Master LLC	Aggregate Dollar Range of Equity Securities in Supervised Funds
Interested Directors:
Richard S. Davis	None	Over $100,000
Henry Gabbay	None	Over $100,000
Non-Interested Directors:
G. Nicholas Beckwith III	None	None
Richard E. Cavanagh	None	Over $100,000
Kent Dixon	None	Over $100,000
Frank J. Fabozzi	None	Over $100,000
Kathleen Foley Feldstein	None	$50,001 – $100,000
James T. Flynn	None	Over $100,000
Jerrold B. Harris	None	None
R. Glenn Hubbard	None	Over $100,000
W. Carl Kester	None	Over $100,000
Karen P. Robards	None	Over $100,000
Robert S. Salomon, Jr	None	Over $100,000

        As of December 19, 2008, the officers and Directors as a group owned an aggregate of less than 1% of the outstanding shares of any Supervised Fund. As of December 31, 2007, none of the non-interested Directors of the Master LLC or their immediate family members owned beneficially or of record any securities of affiliates of the Investment Adviser.

Compensation of Directors

        Each Director who is a non-interested Director is paid as compensation an annual retainer of $250,000 per year for his or her services as Director of the BlackRock-advised funds, including the Master LLC, and each non-interested Director may also receive a $10,000 board meeting fee for special unscheduled meetings or meetings in excess of six Board meetings held in a calendar year, together with out-of-pocket expenses in accordance with a Board policy on travel and other business expenses relating to attendance at meetings. Each Audit Committee Member is paid as compensation an additional annual retainer of $25,000. In addition, the Chairman and Vice-Chairman of the Board of Directors are paid as compensation an additional annual retainer of $120,000 and $40,000, respectively. The Chairmen of the Audit Committee, Compliance Committee, Governance Committee, and Performance Committee are paid as compensation an additional annual retainer of $35,000, $20,000, $10,000, and $20,000, respectively. The following table sets forth the compensation earned by the non-interested Directors for the fiscal year ended August 31, 2008, and the aggregate compensation paid to them by all BlackRock-advised funds for the calendar year ended December 31, 2007.

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Name(a)	Compensation from the Master LLC[2]	Estimated Annual Benefits Upon Retirement	Aggregate Compensation from the Master LLC and other BlackRock- Advised Funds[3,10]
Non-interested Directors[1]
G. Nicholas Beckwith, III	$4,105	None	$119,817
Richard E. Cavanagh[4]	$6,076	None	$390,280
Kent Dixon[5]	$4,516	None	$299,365
Frank J. Fabozzi[5,6]	$4,844	None	$302,699
Kathleen Foley Feldstein[7]	$4,434	None	$251,005
James Terry Flynn[5]	$4,516	None	$175,894
Jerold B. Harris	$4,105	None	$123,567
R. Glenn Hubbard[8]	$4,269	None	$249,338
W. Carl Kester[5]	$4,516	None	$175,894
Karen P. Robards[5,9]	$5,747	None	$221,763
Robert S. Salomon, Jr.[5]	$4,516	None	$245,969

[1]	Each of the non-interested Directors became a Director of the Master LLC on November 1, 2007.
[2]	For the fiscal year ended August 31, 2008, the Master LLC paid aggregate compensation of $56,094 to all the Directors then holding such office.
[3]	For the number of BlackRock-advised funds from which each Director receives compensation, see the Biographical Information chart beginning on page 32.
[4]	Chairman of the Board of Directors.
[5]	Member of the Audit Committee.
[6]	Chairman of the Performance Committee.
[7]	Chairman of the Compliance Committee.
[8]	Chairman of the Governance Committee.
[9]	Vice Chair of the Board of Directors and Chair of the Audit Committee.
[10]	Represents the aggregate compensation earned of such expense during the calendar year ended December 31, 2007. Of this amount, Mr. Cavanagh, Mr. Dixon, Mr. Fabozzi, Ms. Feldstein and Mr. Hubbard deferred $50,000, $50,000, $50,000, $30,000 and $193,502, respectively, pursuant to the BlackRock Closed-End Fund Complex’s deferred compensation plan.

5. Code of Ethics.

The Board of Directors of the Master LLC has approved a Code of Ethics under Rule 17j-1 of the 1940 Act that covers the Master LLC and the Master LLC’s adviser. The Code of Ethics establishes procedures for personal investing and restricts certain transactions. Employees subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Master LLC.

The Code of Ethics can be reviewed and copied at the Commission’s Public Reference Room in Washington, DC Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-202-551-8090. The codes of ethics also are available on the EDGAR Database on the Commission’s Website at http://www.sec.gov and copies may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the Commission’s Pubic Reference Section, Washington, DC 20549-0120.

Information relating to potential conflicts of interest arising from the activities of the Investment Adviser and its affiliates is incorporated by reference to the section entitled “Potential Conflicts of Interest” in the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement.

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6. Proxy Voting Policies

Information relating to the Master LLC’s proxy voting policies is incorporated by reference to the section entitled “Proxy Voting Policies and Procedures” in the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement.

Item 19. Control Persons and Principal Holders of Securities.

As of December 19, 2008, BlackRock Senior Floating Rate Fund, a Maryland corporation, owned approximately 68.55% of the interests in the Master LLC and BlackRock Senior Floating Rate Fund II, a Maryland corporation, owned approximately 31.45% of the interests in the Master LLC.

Item 20. Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 9 in the Master LLC’s Part A.

Information relating to the investment management and other services provided to the Master LLC or on behalf of the Master LLC is incorporated herein by reference to the section entitled “Investment Advisory and Administrative Arrangements” and to the section entitled “General Information” in the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement. The following list identifies the specific sections and sub-sections in each Fund’s Registration Statement under which the information required by Item 20 of Form N-2 may be found. Each listed section is incorporated herein by reference.

Form N-2 Item No.	Sections Incorporated by Reference from the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement
Item 20(1)	Investment Advisory and Administrative Arrangements
Item 20(2)	Investment Advisory and Administrative Arrangements
Item 20(3)	Not Applicable
Item 20(5)	Not Applicable
Item 20(6)	General Information
Item 20(7)	General Information
Item 20(8)	General Information

4. Prior to October 1, 2008 FAM Distributors, Inc. (“FAMD”), P.O. Box 9081, Princeton, New Jersey, 08543-9081, and BlackRock Distributors, Inc. (“BDI”), 760 Moore Road, King of Prussia, PA 19406, each an affiliate of the Investment Adviser, acted as placement agents for the Master LLC pursuant to placement agent agreements. Effective October 1, 2008, BlackRock Investments, Inc. (“BII”) acts as placement agent for the Master LLC pursuant to a placement agent agreement (the “Placement Agent Agreement”). Under the Placement Agent Agreement, BII receives no compensation for acting as placement agent for the Master LLC.

38

Item 21.  Portfolio Managers.

The Master LLC is managed by Mark J. Williams and Kevin J. Booth, who are primarily responsible for the day-to-day management of the Master LLC’s portfolio and the selection of its investments. Information about the portfolio managers’ compensation, other accounts they manage and their ownership of BlackRock Senior Floating Rate Fund or BlackRock Senior Floating Rate Fund II shares is incorporated herein by reference to the section entitled “Investment Advisory and Administrative Arrangements — Information about the Portfolio Managers” in Part B of the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement.

Item 22. Brokerage Allocation and Other Practices.

Information relating to portfolio securities and brokerage allocation for or on behalf of the Master LLC is incorporated herein by reference from the section entitled “Portfolio Transactions” in the BlackRock Senior Floating Rate Fund Registration Statement and the BlackRock Senior Floating Rate Fund II Registration Statement.

Item 23. Tax Status.

Because the Master LLC intends to continue to qualify as a partnership for federal income tax purposes, the Master LLC should not be subject to any income tax. If the Master LLC has only one Feeder Fund, the Master LLC’s existence as an entity separate from that Feeder Fund will be disregarded for Federal income tax purposes. Based upon the status of the Master LLC as a partnership or disregarded entity, a Feeder Fund will take into account its share of the Master LLC’s net income, capital gains, losses, deductions and credits in determining its income tax liability. The determination of a Feeder Fund’s share of the Master LLC’s ordinary income, capital gains, losses, deductions and credits will be made in accordance with the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

The Master LLC’s taxable year-end is August 31 of each calendar year. Although the Master LLC will not be subject to Federal income tax, it will file appropriate federal income tax returns.

It is intended that the Master LLC’s assets, income and distributions will be managed in such a way that a Feeder Fund will be able to satisfy the requirements of Subchapter M of the Code for qualification as a regulated investment company (“RIC”) assuming investment of all of its investable assets in the Master LLC. Thus, consistent with its investment objectives, the Master LLC will meet the income and diversification of assets tests of the Code applicable to RICs. The Master LLC has received a ruling from the Internal Revenue Service and an opinion of counsel that the Feeder Funds will be treated as owners of their proportionate shares of the Master LLC’s assets and income for purposes of these tests, subject to certain adjustments. Any prospective Feeder Fund which is a RIC agrees that, for purposes of determining its required distribution under Code Section 4982(a), it will account for its share of items of income, gain, loss, deduction and credit of the Master LLC as they are taken into account by the Master LLC.

39

The Master LLC may be subject to a tax on dividend or interest income received from securities of a non-U.S. issuer withheld by a foreign country at the source. The United States has entered into tax treaties with many foreign countries which may entitle the Master LLC to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Master LLC’s assets to be invested within various countries is not known.

Certain transactions of the Master LLC are subject to special tax rules of the Code that may, among other things, a) affect the character of realized gains and losses, b) disallow, suspend or otherwise limit the allowance of certain losses or deductions and c) accelerate the recognition of income without a corresponding receipt of cash. Operation of these rules could, therefore, affect the character, amount and timing of distributions to Feeder Funds.

The Federal income tax rules governing the taxation of interest rate swaps are not entirely clear and may require the Master LLC to treat payments received under such arrangements as ordinary income and to amortize payments under certain circumstances.

The Code requires a RIC to pay a nondeductible 4% excise tax to the extent that the RIC does not distribute during each calendar year 98% of its ordinary income, determined on a calendar year basis, and 98% of its net capital gain, determined, in general, on an October 31 year-end basis, plus certain undistributed amounts from previous years. The Master LLC intends to distribute its income and capital gains to its RIC investors so as to enable such RICs to minimize imposition of the 4% excise tax. There can be no assurance that sufficient amounts of the Master LLC’s taxable income and capital gains will be distributed to avoid entirely the imposition of the tax on RIC investors. In such event, a RIC investor will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Master LLC through a RIC Feeder Fund.

Item 24. Financial Statements.

The audited financial statements of the Master LLC, including the report of independent registered public accounting firm, are incorporated in this Part B by reference to the 2008 Annual Report of the BlackRock Senior Floating Rate Fund and the 2008 Annual Report of BlackRock Senior Floating Rate Fund II. You may request a copy of that Annual Report at no charge by calling (800) 441-7762 between 8:00 a.m. and 6:00 p.m. Eastern time, Monday through Friday.

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PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(1) Financial Statements

Schedule of Investments as of August 31, 2008.*

Statement of Assets and Liabilities as of August 31, 2008.*

Statement of Operations for the fiscal year ended August 31, 2008.*

Statement of Changes in Net Assets for the fiscal years ended August 31, 2008* and August 31, 2007.

Financial Highlights for each of the five fiscal years in the period ended August 31, 2008*.

*	Incorporated by reference to the BlackRock Senior Floating Rate Fund, Inc.’s Annual Report to Shareholders for the year ended August 31, 2008 filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2008 pursuant to Rule 30b2-1 under the Investment Company Act of 1940, as amended (“1940 Act”).

(2) Exhibits

(a)	(1)	—	Limited Liability Company Agreement, dated June 15, 2007.(h)
	(2)		Certificate of Formation, dated June 15, 2007.(h)
	(3)	—	Certificate of Conversion dated June 15, 2007.(h)
(b)		—	By-laws of the Registrant.(i)
(c)		—	None.
(d)		—	Portions of the Limited Liability Company Agreement and By-laws of the Registrant defining the rights of holders of interests in the Registrant. (b)
(e)		—	None.
(f)		—	None.
(g)	(1)	—	Form of Investment Advisory Agreement between the Registrant and BlackRock Advisors, LLC. (g)
	(2)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Financial Management, Inc. (g)
	(3)	—	Form of Securities Lending Agency Agreement between the Registrant and BlackRock Investment Management LLC. (f)
(h)	(1)	—	Form of Placement Agent Agreement between the Registrant and BlackRock Investments, Inc. *
	(2)	—	Form of Subscription Agreement for the acquisition of interests in the Registrant. (a)
(i)		—	None.
(j)		—	Form of Custody Agreement between the Registrant and The Bank of New York. (c)

C-1

(k)	—	Form of Credit Agreement among the Registrant, a syndicate of banks and certain other parties. (d)
(l)	—	None.
(m)	—	None.
(n)	—	None.
(o)	—	None.
(p)	—	Certificate of Merrill Lynch Senior Floating Rate Fund II, Inc. (a)
(q)	—	None.
(r)	—	Code of Ethics. (e)

*	Filed herewith.
(a)	Filed on October 6, 2000 as an Exhibit to the Registration Statement on Form N-2 of the Registrant (File No. 811-10171) (the “Registration Statement”).
(b)	Reference is made to the Registrant’s Certificate of Conversion and Certificate of Formation, filed as Exhibits 1(c) and 1(d), respectively, and to the following portions of the Registrant’s LLC Agreement, filed as Exhibit 1(e): to Article I (Sections 1.1 and 1.2), Article II (Sections 2.2, 2.4 and 2.7), Article III (Sections 3.2, 3.4, 3.8, 3.10, 3.11 and 3.12), Article V (Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, and 5.9), Article VI, Article VII (Sections 7.1 and 7.2), Article VIII (Sections 8.1, 8.2, 8.3, 8.5, 8.6 and 8.8), Article IX, Article X (Sections 10.2, 10.3, 10.4 and 10.5) and Article XI (Sections 11.3 and 11.5). Reference is also made to the following portions of the Registrant’s By-laws, filed as Exhibit 2. Article I, Article II, Article IV and Article V.
(c)	Incorporated by reference to Exhibit 7 to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of The Asset Program, Inc. (File No. 33-53887), filed on March 21, 2002.
(d)	Incorporated by reference to Exhibit 8(b) to Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A of BlackRock Global Growth Fund, Inc. Filed on December 17, 2007.
(e)	Incorporated by reference to Exhibit (r) to Post-Effective Amendment no. 15 to the Registration Statement on Form N-2 of BlackRock Senior Floating Rate Fund, Inc. (File No. 333-39837) (the “Registration Statement”).
(f)	Incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Merrill Lynch Global Technology Fund, Inc. (File No. 333-48929), filed July 24, 2002.
(g)	Filed on December 28, 2006 as an Exhibit to Amendment No. 8 to the Registration Statement on Form N-2 of the Registrant (File No. 811-10171).
(h)	Filed on December 31, 2007 as an Exhibit to Amendment 9 to the Registration Statement on Form N-2 (File No. 811-10171).
(i)	Filed on October 7, 2008 as an Exhibit to the Current Report on Form 8-K (File No. 811-10171).

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Item 26. Marketing Arrangements.

See Exhibits (h)(1).

Item 27. Other Expenses of Issuance and Distribution.

Not Applicable

Item 28. Persons Controlled by or Under Common Control with the Master LLC.

The Registrant does not control and is not under common control with any other person.

Item 29. Number of Holders of Securities.

Title of Class	Number of Holders at December 19, 2008
Interests	2

Item 30. Indemnification.

        Reference is made to Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and pursuant to Sections 8.2, 8.3 and 8.4, of Article VIII of the Registrant’s Limited Liability Company Agreement (the “LLC Agreement”), Directors, officers, employees and agents of the Registrant will be indemnified to the maximum extent permitted by Delaware law and the Investment Company Act.

        Article VIII, Section 8.1 provides, inter alia, that no Director, officer, employee or agent of the Registrant shall be liable to the Registrant, its Holders, or to any other Director, officer, employee or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Director to redress any breach of trust) except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

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        Article VIII, Section 8.2 of the Registrant’s LLC Agreement provides:

        The Company shall indemnify each of its Directors, officers, employees and agents (including persons who serve at its request as directors, officers or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Director, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or, in the absence of a judicial determination, by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct, which determination shall be made by a majority of a quorum of Directors who are neither Interested Persons of the Company nor parties to the action, suit or proceeding, or by written opinion from independent legal counsel approved by the Directors. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the Company Property. The Directors may make advance payments in connection with indemnification under this Section 8.2; provided that any advance payment of expenses by the Company to any Director, officer, employee or agent shall be made only upon the undertaking by such Director, officer, employee or agent to repay the advance unless it is ultimately determined that he is entitled to indemnification as above provided, and only if one of the following conditions is met:

(a) the Director, officer, employee or agent to be indemnified provides a security for his undertaking; or

(b) the Company shall be insured against losses arising by reason of any lawful advances; or

(c) there is a determination, based on a review of readily available facts, that there is reason to believe that the Director, officer, employee or agent to be indemnified ultimately will be entitled to indemnification, which determination shall be made by:

(i) a majority of a quorum of Directors who are neither Interested Persons of the Company nor parties to the Proceedings; or

(ii) an independent legal counsel in a written opinion.

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        Article VIII, Section 8.3 of the Registrant’s LLC Agreement further provides:

        Nothing contained in Section 8.1 or 8.2 hereof shall protect any Director or officer of the Company from any liability to the Company or its Holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Nothing contained in Section 8.1 or 8.2 hereof or in any agreement of the character described in Section 4.1 or 4.2 hereof shall protect any Investment Adviser to the Company against any liability to the Company to which he would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties to the Company, or by reason of his or its reckless disregard to his or its obligations and duties under the agreement pursuant to which he serves as Investment Adviser to the Company.

        As permitted by Article VIII, Section 8.6, the Registrant may insure its Directors and officers against certain liabilities, and certain costs of defending claims against such Directors and officers, to the extent such Directors and officers are not found to have committed conduct constituting conflict of interest, intentional non-compliance with statutes or regulations or dishonest, fraudulent or criminal acts or omissions.

        The Registrant will purchase an insurance policy to cover such indemnification obligation. The insurance policy also will insure the Registrant against the cost of indemnification payments to Directors and officers under certain circumstances. Insurance will not be purchased that protects, or purports to protect, any Director or officer from liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

        The Registrant hereby undertakes that it will apply the indemnification provisions of its LLC Agreement and By-Laws in a manner consistent with Release No.11330 of the Securities and Exchange Commission under the Investment Company Act so long as the interpretation of Section17(h) and 17(i) of such Act remain in effect and are consistently applied.

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Item 31. Business and Other Connections of the Investment Adviser.

See Item 9 in Part A and Item 20 in Part B of the Master LLC’s Registration Statement regarding the business of the Investment Adviser. Information relating to the business, profession, vocation or employment of a substantial nature engaged in by the Investment Adviser or any of its respective officers and directors during the past two years is incorporated herein by reference from Item 31 in Part C of the Registration Statements on Form N-2 of the BlackRock Senior Floating Rate Fund and the BlackRock Senior Floating Rate Fund II.

Item 32. Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder are maintained at the offices of:

(a) Registrant, 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(b) BlackRock Investments, Inc., 40 East 52nd Street, New York, New York 10022 (records relating to its functions as placement agent).

(c) BlackRock Advisors, LLC, 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its functions as investment adviser).

(d) BlackRock Financial Management, Inc., 40 East 52nd Street, New York, New York 10022 (records relating to its functions as sub-adviser).

Item 33. Management Services.

Other than as set forth or incorporated by reference in Item 9 of the Master LLC’s Part A and Items 18 and 20 in Part B of the Master LLC’s Registration Statement, the Registrant is not a party to any management-related service contract.

Item 34. Undertakings.

Not Applicable.

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SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 29th day of December, 2008.

MASTER SENIOR FLOATING RATE LLC (Registrant)

By:	/s/ Donald C. Burke (Donald C. Burke, President and Chief Executive Officer)

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EXHIBIT INDEX

Exhibit Letter	Description
(h)	(1)	—	Form of Placement Agent Agreement between the Registrant and BlackRock Investments, Inc.